Exhibit 10.8.a

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Loan Agreement”) is made and entered into as of May 19, 2021, by and between EXCHANGERIGHT REAL ESTATE, LLC, a California limited liability company (“Borrower”), and AMERIS BANK, a Georgia banking corporation (“Lender”).

R e c i t a l s:

Borrower has applied to Lender for a loan in the principal amount of $40,000,000 (the “Loan”). Borrower and Lender have entered into this Loan Agreement to establish the terms and conditions of the disbursement of the Loan and the rights and obligations of Borrower with respect to the Loan and the Properties (as defined herein).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, and warranties hereinafter set forth and of the sum of Ten Dollars ($10.00) in hand paid by each party hereto to the other, Borrower agrees with Lender, and represents and warrants to Lender, and Lender agrees with Borrower, as follows:

ARTICLE 1.

DEFINED TERMS AND RULES OF CONSTRUCTION

1.1 Glossary of Defined Terms. In addition to any other terms that are defined in this Loan Agreement, the following terms shall have the following meanings unless the context hereof otherwise indicates:

“Access Laws” is defined in Section 4.5 hereof.

“Acquisition Date” means the date that a Subsidiary Guarantor acquires a Property after the date hereof.

“Acquisition Date Loan Documents” means collectively the documents described in Schedule I attached hereto.

“Affiliate” means, as to any Person, any other Person (i) who directly or indirectly controls, is controlled by, or is under common control with such Person, or (ii) who is a director, officer, or manager of such Person.

“Appraisal” means a current third party appraisal of the value of a Property, commissioned by Lender and prepared at the expense of Borrower or a Subsidiary Guarantor by a duly licensed and qualified appraiser selected by Lender, which complies with all applicable Legal Requirements and the requirements of Lender and its internal appraisal review group, and which has been approved by Lender’s internal appraisal review group.

“Asset Management Agreement” means any agreement entered into by Borrower or any Subsidiary Guarantor with respect to the management of any Property, as approved in writing by Lender pursuant to the applicable provisions of this Loan Agreement.

“Asset Manager” means ER Net Leased Asset Management, LLC, a Delaware limited liability company, an Affiliate of Borrower, or the Person selected by Borrower or any Subsidiary Guarantor pursuant to the applicable Asset Management Agreement, and any replacement asset manager of any Property hereafter approved in writing by Lender in accordance with the applicable provisions of the Loan Documents.

“Borrower” is defined in the preamble of this Loan Agreement and shall include any successor obligor of the Loan or any other Obligations from time to time, subject to the provisions of this Loan Agreement restricting the assignment or rights and the delegation of obligations hereunder.

“Business Day” means a day that is not a public holiday and on which banks in Atlanta, Georgia, are customarily open for business.

“Closing” means the execution and delivery of the Closing Date Loan Documents. “Change” is defined in Section 8.6 hereof.

“Closing Date” means the date of this Loan Agreement.

“Closing Date Loan Documents” means collectively the documents described in Schedule II attached hereto.

“Closing Date Properties” shall mean the Properties more specifically described on Schedule III attached hereto.

“Closing Date Subsidiary Guarantor[s]” shall mean ExchangeRight Essential Income Strategy Properties 3, LLC, a Delaware limited liability company.

“Collateral” means each Property, the Leases, and all other real and personal property now or hereafter furnished by Borrower, any Subsidiary Guarantor or any other Person as security for the Obligations, as described in each Mortgage, this Loan Agreement, or any other Loan Document, whether such property currently exists or is hereafter acquired or created.

“Compliance Certificate” means a certificate signed by Borrower in the form attached hereto as Exhibit A, together with operating statements, a rent roll, and other documentation supporting the calculation of the Debt Service Coverage Ratio set forth therein.

“Consolidated Debt Service” means the aggregate amount of monthly installments of principal and interest that would be due and payable over a period of twelve (12) months if the principal amount outstanding under all Delayed Draw Term Notes as of the date of calculation were amortized on a substantially linear basis over a term of three hundred sixty (360) months at the Prime Rate.

“Consolidated Debt Service Coverage Ratio” means, as of any determination date, the quotient, expressed as a decimal, of the In-Place NOI for all Properties for the twelve (12) full calendar month period ending prior to such determination date, divided by Consolidated Debt Service.

“Control”, whether such term is capitalized or not and whether used as a noun or a verb in any tense, means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case might be.

“Corporate Loan Parties” shall mean Borrower and each Subsidiary Guarantor. “Corporate Loan Party” shall mean any one of the foregoing.

“Default” means the occurrence and continuation of any event or circumstance that, but for only the giving of any notice by Lender or the passage of any cure period (or both) required under the terms of this Loan Agreement or any other Loan Document, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b) hereof.

“Delayed Draw Term Loan” shall mean a term loan made by Lender to Borrower, in an amount to be evidenced in each Delayed Draw Term Note.

“Delayed Draw Term Note” shall mean a Delayed Draw Term Note, executed by Borrower in favor of Lender, in the form attached hereto as Exhibit B.

“Delayed Draw Term Note Extended Maturity Date” shall mean the date that is six (6) months following each Delayed Draw Term Note Maturity Date.

“Delayed Draw Term Note Extension Conditions” shall mean:

(1) Borrower shall have delivered a written notice to Lender of its election to extend the term of the applicable Delayed Draw Term Note not less than thirty (30) days prior to the original Delayed Draw Term Note Maturity Date;

(2) no Event of Default shall have occurred and be continuing as of the applicable Delayed Draw Term Note Maturity Date;

(3) the applicable Tenants at the applicable Property are paying rent under the applicable Leases; and

(4) Borrower shall have paid to Lender an extension fee in the amount equal to 0.25% of the outstanding principal amount of the applicable Delayed Draw Term Note.

“Delayed Draw Term Note Fee” shall mean a fee in the amount of 0.15% of the principal amount of each Delayed Draw Term Note.

“Delayed Draw Term Note Maturity Date” shall mean the date that is twelve (12) months following the date of execution of each Delayed Draw Term Note, subject to Borrower’s option to extend such Delayed Draw Term Note pursuant to Section 2.4(e) hereof.

“Deposit Accounts” is defined in Section 5.3 hereof.

“Deposit Accounts Collateral” is defined in Section 5.3 hereof.

“Distribution” is defined in Section 6.8 hereof.

“DSCR Event of Default” is defined in Section 5.5 hereof.

“Event of Default” is defined in Section 7.1 hereof.

“Excess Cash Flow” means, for any calendar month, all gross rentals, revenues, and other income collected or received by Borrower or any Subsidiary Guarantor during that month, minus (i) reasonable and customary operating expenses actually incurred and paid during that month that are directly attributable to the operation of the Properties, (ii) a monthly reserve for taxes, insurance, and capital replacements, as approved by Lender in its reasonable judgment, (iii) debt service payments and fees actually paid with respect to the Loan during that month, and (iv) any extraordinary or non-recurring expenses and capital expenditures actually incurred and paid by Borrower or a Subsidiary Guarantor during that month that are approved by Lender in its sole but reasonable discretion, all as determined and shown by the operating statements of Borrower and Subsidiary Guarantors.

“Excess Cash Flow Account” is defined in Section 5.5 hereof.

“Governmental Authority” means any court, board, agency, commission, office, or authority of any nature whatsoever for any governmental or quasi-governmental unit (federal, state, county, district, municipal, city, or otherwise), whether now or hereafter in existence.

“Guarantor” means each Individual Guarantor, each Subsidiary Guarantor, and any future endorser, guarantor, or surety of the Obligations or any portion thereof, separately and collectively.

“Guaranty” means that certain Guaranty of Payment and Performance of even date herewith executed by Individual Guarantor for the benefit of Lender, as from time to time joined into by certain Subsidiary Guarantors or otherwise amended, replaced, restated, supplemented, or consolidated pursuant to the applicable terms thereof.

“Hazardous Material” and “Hazardous Material Laws” are defined in the applicable Mortgage.

“Impositions” is defined in Section 4.9 hereof.

“Impositions Reserve” is defined in Section 2.8 hereof.

“Indebtedness” shall mean, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business that are not overdue by more than 120 days), (iv) all obligations under any conditional sale or other title retention agreements relating to property acquired; (v) all capital lease obligations, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any lien on owned property, (ix) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock, (x) all off-balance sheet liabilities and (xi) all net hedging obligations. For all purposes hereof, Indebtedness shall include the Indebtedness of any partnership or joint venture in which Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Borrower.

“Individual Guarantor” means each of (1) David Fisher, a Minnesota resident, (2) Joshua Ungerecht, a Texas resident, (3) Warren Thomas, a California resident.

“In-Place NOI” is defined as the sum of actual contractual rents for the period in which the calculation is performed, annualized, including fixed minimum rent and aggregate reimbursement actually paid for the applicable period under Leases (less any free rent or concessions reducing rent and not including rent or revenue from any Lease in default beyond any applicable cure period, or any Lease under which scheduled rental payments (other than free rent concession) have been abated, in whole or in part, for any reason, other than an abatement of rent arising from a casualty event and for which the proceeds of rental insurance coverage is sufficient to cover such abated rent (provided that the tenant does not have the right to terminate such Lease on account of such casualty event), less delinquencies, plus prior 12 months miscellaneous income (excluding late fees), plus actual expense reimbursements less the greater of (A) actual trailing twelve month operating expenses, including a 3% management fee, property taxes and insurance premiums as such amounts are set forth in Borrower’s annual operating budget approved by Lender from time to time, and $0.10 per square foot in capital reserves), or (B) if actual twelve month operating expenses are not available, actual annualized operating expenses for the applicable period. Operating expenses will not include (x) non-cash expenses, such as depreciation, and (y) any interest or principal payments on the Loan.

“Interest Rate Adjustment Date” shall mean the first day of each calendar month, commencing on June 1, 2021, and continuing on the 1st day of each calendar month thereafter. However, if the first day of any calendar month is not a banking day, then, at the Lender’s option, the Interest Rate Adjustment Date for that particular month will be the first banking day immediately following thereafter.

“Joinder to Guaranty” shall mean a Joinder to Guaranty of Payment and Performance and Reaffirmation of Loan Agreement, executed by a Subsidiary Guarantor, and acknowledged and agreed to by Borrower, in favor of Lender, joining such Subsidiary Guarantor to the Guaranty.

“Joinder to Reimbursement and Contribution Agreement” shall mean a Joinder to Reimbursement and Contribution Agreement, executed by a Subsidiary Guarantor, joining such Subsidiary Guarantor to the Reimbursement and Contribution Agreement.

“Lease” means any existing and future lease, sublease, rental agreement, or other occupancy agreement, whether oral or written and whether or not of record, for the use or occupancy of any portion of a Property, including, together with all amendments thereto and renewals and extensions thereof, and all guaranties with respect thereto, all default letters or notices, estoppel letters, rental adjustment notices, escalations notices, and other correspondence in regard thereto, and all credit reports and accounting records in regard thereto.

“Leasing Requirements” shall mean:

(1)	For Leases on Properties with one (1) Tenant, such Lease must have:

a.	A Lease term of not less than five (5) years;

b. An S&P credit rating of not less than BBB- or a Moody’s rating of not less than Baa3 (notwithstanding the foregoing, the following single Tenants shall be deemed to be creditworthy regardless of their S&P credit ratings: Hy-Vee, Giant Eagle, Giant, Hobby Lobby, Tractor Supply, Publix and Goodwill);

(2)	For Leases on Properties with multiple Tenants, such Leases must be:

a. On Properties that are used as shopping centers, where the non- investment grade shop space is bifurcated with a ground lease in place with the applicable Subsidiary Guarantor and which non-investment grade shop space shall not be underwritten as Collateral for the Loan.

“Legal Requirements” means, as the case might be, any one or more of all applicable present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements, even if unforeseen or extraordinary, of every duly constituted Governmental Authority (but excluding those which by their terms are not applicable to and do not impose any obligation on Borrower, any Subsidiary Guarantor or any Property), including, without limitation, the requirements and conditions of any Permits and all covenants, restrictions, and conditions now or hereafter of record that might be applicable to Borrower, any Subsidiary Guarantor or any Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair, or reconstruction of any Property, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with Access Laws) or results in interference with the use or enjoyment of any Property or (ii) requires Borrower to carry insurance other than as required by the provisions of this Loan Agreement, any other Loan Document, or any Lease.

“Lender” is defined in the preamble of this Loan Agreement and shall include any successor holder of the Loan from time to time.

“Loan” means a revolving loan in an amount of $40,000,000, to be evidenced by a Delayed Draw Term Note corresponding to the acquisition of each Property.

“Loan Agreement” means this Loan Agreement, as from time to time amended, replaced, restated, supplemented, restated, or consolidated pursuant to the applicable provisions hereof.

“Loan Documents” means collectively the Closing Date Loan Documents, the Acquisition Date Loan Documents, and any other document hereafter executed by any Obligor or any other Person that evidences, relates to, is executed in connection with, or secures the Obligations.

“Loan Fee” means a fee in the amount of $60,000.

“Material Adverse Change” means, with respect to any circumstance, act, condition, or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a materially adverse effect upon any of (i) the present or future ability of any Obligor to perform the Obligations for which it is liable under the terms of any Loan Document, (ii) the validity, priority, perfection or enforceability of any Loan Document or the rights or remedies of Lender thereunder, or (iii) the value of, or Lender’s ability to have recourse against, any Property or any other Collateral.

“Minimum Property Debt Service Coverage Ratio” is defined in Section 5.5 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgages” means, collectively, certain mortgages, assignments of rents, security agreements and fixture filings, deeds to secure debt, assignments of leases and rents, security agreements and fixture filings, deeds of trust, assignments of leases and rents and fixture filings executed by the applicable Subsidiary Guarantor in favor of Lender or for the benefit of the trustee, on behalf of lender, as applicable, as each of the foregoing might hereafter be amended, extended, replaced, supplemented, restated, or consolidated pursuant to the applicable provisions thereof. “Mortgage” shall mean any one of the foregoing.

“Net Worth” shall mean, at any time, (i) the fair market value of the total assets of Borrower (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses and other like intangibles) determined in accordance with standard accounting methods acceptable to Lender in its reasonable discretion, consistently applied for a fair presentation, minus (ii) the total liabilities of such Person (including, without limitation, such Person’s contingent liabilities that have accrued under such accounting methods; including, for clarification, the value of each Property.

“Note” means each and every promissory note evidencing Borrower’s promise to repay the Loan or any portion thereof (including, without limitation, each Delayed Draw Term Note), with interest thereon, as the same might hereafter be amended, extended, renewed, replaced, supplemented, restated, or consolidated pursuant to the applicable provisions thereof.

“Obligations” means the aggregate of all principal and interest owing from time to time for the Loan under the Notes and this Loan Agreement, and all expenses, charges, and other amounts from time to time owing under the Notes, this Loan Agreement, or the other Loan Documents, and all covenants, agreements, and other obligations from time to time owing to, or for the benefit of, Lender pursuant to the Notes, this Loan Agreement, and the other Loan Documents.

“Obligor” means each of Borrower and each Guarantor, and “Obligors” means Borrower and Guarantor collectively.

“OFAC List” is defined in Section 3.18 hereof.

“OFAC Rules” is defined in Section 3.18 hereof.

“Pacific Western” means Pacific Western Bank, a California state-chartered bank.

“Permit” means each license, permit, certificate, approval, authorization, or registration that, under Legal Requirements, are required to be obtained from any Governmental Authority or any other Person with respect to the ownership, rental, operation, use, or occupancy of any Property, including, without limitation, building permits, environmental permits, the approval of owners’ associations, architectural control committee, or other similar Persons, business licenses, zoning approvals and variances, liquor licenses, food and beverage service licenses, and licenses to conduct business, and all such other permits, licenses, and rights.

“Permitted Encumbrances” means collectively (i) liens at any time existing in favor of Lender, (ii) liens existing in favor of Pacific Western arising under that certain Credit Agreement between Borrower and Pacific Western dated January 5, 2021, as amended, restated, supplemented or otherwise modified from time to time, but specifically excluding any lien on the Collateral, (iii) statutory liens incurred in the ordinary course of business for the purchase of labor, services, materials, equipment, or supplies, or with respect to workmen’s compensation, unemployment insurance, or other forms of governmental insurance or benefits, which are not delinquent or are paid or bonded and removed of record in a manner satisfactory to Lender, (iv) liens for real property taxes, assessments, or governmental charges or levies for the current year, the payment of which is not delinquent, (v) any Lease approved (or deemed approved or not requiring Lender’s approval) by Lender pursuant to the terms of this Loan Agreement, and (vi) any other matter affecting title to any Property that appears as an exception to coverage in Lender’s title insurance policy insuring each Mortgage.

“Permitted Transfer” is defined in Section 6.5 hereof.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, and any Governmental Authority.

“Policies” is defined in Section 4.12 hereof.

“Post-Closing Properties” shall mean those certain Properties to be acquired by a Subsidiary Guarantor.

“Prepayment” is defined in Section 2.7 hereof.

“Prime Rate” means a fluctuating rate of interest equal to the highest annual rate of interest which is published from time to time in the “Money Rates” section of The Wall Street Journal as the Prime Rate (or, if such source is not available, such alternate source as determined by the Lender). Any change in the rate will take effect on each Interest Rate Adjustment Date as defined herein. Interest will accrue on any non-banking day at the rate in effect on the immediately preceding banking day. The Lender’s Prime Rate is not necessarily the lowest rate charged by the Lender on its loans. The Lender may charge rates of interest lower than, equal to, or higher than, the “Prime Rate” as defined herein.

“Principal Payment Commencement Date” is defined in Section 2.4 hereof.

“Prohibited Person” is defined in Section 3.18 hereof.

“Prohibited Transfer” is defined in Section 6.5 hereof.

“Properties” means the Closing Date Properties and the Post-Closing Properties, provided, however, that once the Property Release Conditions have been satisfied for a particular Closing Date Property or a Post-Closing Property, then such shall no longer be deemed Properties hereunder. “Property” means any one of those Properties.

“Property Debt Service” means the aggregate amount of monthly installments of principal and interest that would be due and payable over a period of twelve (12) months if the principal amount outstanding under the Delayed Draw Term Notes outstanding issued in connection with the acquisition of such Property as of the date of calculation were amortized on a substantially linear basis over a term of three hundred sixty (360) months at the Prime Rate.

“Property Debt Service Coverage Ratio” means, as of any determination date, the quotient, expressed as a decimal, of the In-Place NOI for the Property acquired with the proceeds of the Loan as evidenced by a Delayed Draw Term Note for the twelve (12) full calendar month period ending prior to such determination date, divided by Property Debt Service.

“Property Management Agreement” means any agreement entered into by Borrower or any Subsidiary Guarantor with respect to the management, operation, leasing, or maintenance of any Property, as approved in writing by Lender pursuant to the applicable provisions of this Loan Agreement.

“Property Manager” means ER Net Leased Property Management, LLC, a Delaware limited liability company, an Affiliate of Borrower, or the Person initially selected by Borrower or any Subsidiary Guarantor to manage any Property pursuant to a Property Management Agreement, and any replacement manager of any Property hereafter approved in writing by Lender in accordance with the applicable provisions of the Loan Documents.

“Property Release Conditions” mean:

(1) a written request for the release of a Property is provided to Lender by the date that is at least five (5) Business Days in advance of the desired date upon which the applicable Subsidiary Guarantor wishes to effect the release of such Property, together with such information regarding the requested release as Lender may reasonably request in connection therewith;

(2) No Default or Event of Default shall have occurred and be continuing;

(3) Borrower pays to Lender all reasonable, out-of-pocket costs and expenses of Lender, including the reasonable fees, charges and disbursements of external counsel for Lender, in connection with the review, approval and consummation of the release and preparation of any amendments, modifications or waivers of the Loan Documents in connection therewith (whether or not the transactions contemplated are consummated);

(4) Borrower and any applicable Subsidiary Guarantor shall execute and deliver such agreements and instruments in favor of, and provide such further assurances to, Lender, in order to maintain, in Lender’s reasonable discretion, the first priority lien and security interest of Lender in all remaining Properties; and

(5) Borrower shall repay any outstanding amount of principal and interest under the Delayed Draw Term Note issued in connection with the acquisition of such Property.

“Reimbursement and Contribution Agreement” shall mean that certain Reimbursement and Contribution Agreement, to be entered into on or after the date hereof, by and among Borrower and certain Subsidiary Guarantors, in the form attached hereto as Exhibit C.

“Restricted Payments” means any direct or indirect payment, dividend or distribution made on account of Capital Stock, as herein defined, including, without limitation, any payment on account of, or assets set apart for a sinking or other analogous fund for the purchase, redemption, retirement, defeasance or other acquisition of, any class of its Capital Stock, or indebtedness subordinated to the Obligations, or any options, warrants, or other rights to purchase such Capital Stock or such indebtedness, whether now or hereafter As used herein, “Capital Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Revolver Maturity Date” shall mean two (2) years after the Closing Date (or, if such date is not a Business Day, the next succeeding Business Day).

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Loan Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and any amendments to such regulations adopted prior to the date of this Loan Agreement. means any direct or indirect payment, dividend or distribution made on account of Capital Stock, as herein defined, including, without limitation, any payment on account of, or assets set apart for a sinking or other analogous fund for the purchase, redemption, retirement, defeasance or other acquisition of, any class of its Capital Stock, or indebtedness subordinated to the Obligations, or any options, warrants, or other rights to purchase such Capital Stock or such indebtedness, whether now or hereafter As used herein, “Capital Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. “Sanctions” means sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (OFAC), US Department of State, United Nations Security Council, European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Scheduled Payment” is defined in Section 2.4 of this Loan Agreement.

“Security Documents” refers collectively to the Mortgages and all other Loan Documents that are intended to secure the payment and performance of the Obligations or any portion thereof.

“Subsidiary Guarantor” means each wholly-owned subsidiary of either Borrower or ExchangeRight Income Fund Operating Partnership, LP which owns any Property (including, without limitation, the Closing Date Subsidiary Guarantor) that was purchased with the proceeds of the Loan; provided, however, that once the Property Release Conditions have been satisfied for all such Properties owned by such Subsidiary Guarantor, such subsidiary shall no longer be deemed a Subsidiary Guarantor.

“Total Debt” shall mean, as of any date, all Indebtedness of Borrower and its subsidiaries (including, without limitation, the Indebtedness evidenced by each Delayed Draw Term Note issued hereunder) measured on a consolidated basis as of such date.

“Transfer” is defined in Section 6.3 hereof.

1.2 Rules of Construction. When used in this Loan Agreement or any other Loan Document, (i) references to a Person are, unless the context otherwise requires, also to such Person’s heirs, executors, legal representatives, successors, and assigns, as applicable, (ii) the words “hereof”, “herein”, “hereunder”, and comparable terms refer to the entire Loan Document in which such terms are used and not to any particular article, section, or other subdivision thereof or attachment thereto, (iii) references to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural, and vice versa, (iv) the words “shall” and “will” have equal force and effect, (v) references in a Loan Document to “Article,” “Section,” “paragraph” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section, paragraph, or subdivision of or an attachment to such Loan Document, (vi) all accounting terms not otherwise defined therein have the meanings assigned to them in accordance with generally accepted accounting principles, and (vii) the words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by such words or words of like import.

1.3 Date of Loan Documents. The date of this Loan Agreement or any other Loan Document is intended as a date for the convenient identification of this Loan Agreement or such other Loan Document and is not intended to indicate that this Loan Agreement or such other Loan Document was executed and delivered on said date by any party hereto.

ARTICLE 2.

THE LOAN

2.1 Agreement to Lend and Borrow. Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents, Borrower agrees to borrow from Lender, and Lender hereby agrees to lend to Borrower, the Loan. Borrower and Lender acknowledge and agree that the Loan is a revolving credit facility, and Borrower shall have the right to borrow, repay and re-borrow principal sums hereunder that are evidenced by separate Delayed Draw Term Notes, but in no event shall the aggregate principal amount outstanding under all Delayed Draw Term Notes exceed $40,000,000, from the Closing Date until the Revolver Maturity Date. The advances made by Lender hereunder shall constitute advances of principal under each Delayed Draw Term Note, as and when such advances are made. The Loan, together with accrued interest thereon, and all other Obligations of Borrower under this Loan Agreement and the other Loan Documents, shall at all times be secured by the Security Documents without any further action on the part of Lender or any other Person.

2.2 Use of Loan Proceeds. Borrower shall cause each Subsidiary Guarantor to use the proceeds of each Delayed Draw Term Note solely and exclusively for the sole purpose of acquiring, financing or operating the Properties and closing costs and expenses associated with such acquisitions, financing or operation of the Properties, which Properties may already be owned by a Subsidiary Guarantor and such proceeds will be used to finance such Properties after they have been acquired by such Subsidiary Guarantor. Borrower shall execute one Delayed Draw Term Note for each Property acquired on the Closing Date or an Acquisition Date.

2.3 Applicable Interest Rates.

(a)	Interest Rate. The principal amount of the Loan will bear interest at the Prime Rate.

(b) Default Rate. Upon the occurrence and during the continuation of any Event of Default hereunder and the delivery of written notice of such Event of Default to Borrower, the principal amount of the applicable Delayed Draw Term Note will automatically, without notice to or demand upon Borrower, during the continuance of the Event of Default, bear interest at the per annum rate of interest equal to five percent (5%) in excess of the interest rate otherwise in effect hereunder (the “Default Rate”). Borrower agrees that the Default Rate represents a fair and reasonable estimate by Borrower and Lender of a fair average compensation for the risk of loss that Lender will experience due to the occurrence and continuation of an Event of Default and for the cost and expenses that might be incurred by Lender by reason of the occurrence and continuation of an Event of Default, with the parties agreeing that the damages caused by such increased risk and extra cost and expenses are impracticable or extremely difficult to ascertain or estimate. The payment by Borrower of interest at the Default Rate will not prejudice the rights of Lender to collect any other amounts required to be paid by Borrower hereunder or under any of the other Loan Documents.

(c) Method of Calculation. All interest on the Loan, whether calculated using Prime Rate or the Default Rate, will be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

2.4 Payment of Principal and Interest. Subject to Lender’s right to accelerate the maturity of the Delayed Draw Term Loans as provided herein and in the other Loan Documents, Borrower shall pay the principal of and accrued interest on the Loan as follows:

(a) For each Delayed Draw Term Note (such Delayed Draw Term Note shall be referred to in the applicable Delayed Draw Term Note as a “70% Loan to Cost Delayed Draw Term Note”) issued in connection with the acquisition by a Subsidiary Guarantor of any Property or set of Properties for which Lender has agreed to loan 70% or less of the contract purchase price for such Property (subject to Lender’s receipt of a satisfactory Appraisal):

(i) Commencing on the fifth (5th) day of the month following the date of such Delayed Draw Term Note and on the fifth (5th) day of each successive calendar month thereafter for twelve (12) months, Borrower shall pay to Lender all accrued but unpaid interest on the outstanding principal of the Loan amount evidenced by such Delayed Draw Term Note (i.e., twelve (12) months interest only); and

(ii) Commencing on the fifth (5th) day of the thirteenth (13th) month following the date of execution of such Delayed Draw Term Note and on the fifth (5th) day of each calendar month thereafter until the Delayed Draw Term Note Maturity Date, Borrower shall pay to Lender equal, consecutive monthly payments of principal and interest based on the principal amount outstanding under such Delayed Draw Term Note amortized on a substantially linear basis over a term of three hundred sixty (360) months calculated at a fixed interest rate of four percent (4%). For the avoidance of doubt, it is acknowledged and agreed that the principal amount outstanding under such Delayed Draw Term Note shall bear interest at the Prime Rate, even though payments of principal and interest will be calculated at a fixed rate of four percent (4%).

(b) For each Delayed Draw Term Note (such Delayed Draw Term Note shall be referred to in the applicable Delayed Draw Term Note as a “70% - 75% Loan to Cost Delayed Draw Term Note”) issued in connection with the acquisition by a Subsidiary Guarantor of any Property or set of Properties for which Lender has agreed to loan greater than 70% but less than or equal to 75% of the contract purchase price for such Property (subject to Lender’s receipt of a satisfactory Appraisal):

(i) Commencing on the fifth (5th) day of the month following the date of such Delayed Draw Term Note and on the fifth (5th) day of each successive calendar month thereafter for six (6) months, Borrower shall pay to Lender all accrued but unpaid interest on the outstanding principal of the Loan amount evidenced by such Delayed Draw Term Note (i.e. six (6) months interest only); and

(ii) Commencing on the fifth (5th) day of the seventh (7th) month following the date of execution of such Delayed Draw Term Note and on the fifth (5th) day of each calendar month thereafter until the Delayed Draw Term Note Maturity Date, Borrower shall pay to Lender equal, consecutive monthly payments of principal and interest based on the principal amount outstanding under such Delayed Draw Term Note amortized on a substantially linear basis over a term of three hundred sixty (360) months calculated at a fixed interest rate of 4%. For the avoidance of doubt, it is acknowledged and agreed that the principal amount outstanding under such Delayed Draw Term Note shall bear interest at the Prime Rate, even though payments of principal and interest will be calculated at a fixed rate of four percent (4%).

(c) For each Delayed Draw Term Note (such Delayed Draw Term Note shall be referred to in the applicable Delayed Draw Term Note as an “80% Loan to Cost Delayed Draw Term Note”) issued in connection with the acquisition by a Subsidiary Guarantor of any Property or set of Properties for which Lender has agreed to loan greater than 75% but less than or equal to 80% of the contract purchase price for such Property (subject to Lender’s receipt of a satisfactory Appraisal):

(i) Commencing on the fifth (5th) day of the month following the date of such Delayed Draw Term Note and on the fifth (5th) day of each successive calendar month thereafter for three (3) months, Borrower shall pay to Lender all accrued but unpaid interest on the outstanding principal of the Loan amount evidenced by such Delayed Draw Term Note (i.e., three (3) months interest only); and

(ii) Commencing on the fifth (5th) day of the fourth (4th) month following the date of execution of such Delayed Draw Term Note and on the fifth (5th) day of each calendar month thereafter until the Delayed Draw Term Note Maturity Date, Borrower shall pay to Lender equal, consecutive monthly payments of principal and interest based on the principal amount outstanding under such Delayed Draw Term Note amortized on a substantially linear basis over a term of three hundred (300) months calculated at a fixed interest rate of 4% (each of subsections (a), (b) and this subsection (c) are a “Scheduled Payment”). For the avoidance of doubt, it is acknowledged and agreed that the principal amount outstanding under such Delayed Draw Term Note shall bear interest at the Prime Rate, even though payments of principal and interest will be calculated at a fixed rate of four percent (4%).

(d) On each Delayed Draw Term Note Maturity Date, Borrower shall pay to Lender the entire principal amount outstanding under such Delayed Draw Term Note, together with all accrued but unpaid interest thereon and any other charges due hereunder.

(e) Borrower shall have the option to extend the term under each Delayed Draw Term Note twice by up to six (6) months each, provided each Delayed Draw Term Note Extension Condition has been satisfied.

2.5 Tender of Payment. If any payment of principal or interest (or both) required under the Notes is due on a day that is not a Business Day, then such payment shall be due on the next succeeding Business Day. All payments, fees, charges, and other sums due hereunder shall be paid in lawful money of the United States of America at the office of Lender located at 3490 Piedmont Road, NE, Suite 750, Atlanta, Georgia 30305, or such other place as Lender designates in writing from time to time. All payments made as scheduled, to the extent thereof, may be applied first to advanced costs, charges and fees, then to accrued interest, and then to unpaid principal, if applicable, any instructions from Borrower or anyone else to the contrary notwithstanding. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Loan that is less than all amounts due and payable at such time, Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Borrower agrees that neither Lender’s acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender’s application of such payment will constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction. All payments made by check or draft shall be accepted subject to the condition that any such check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. In determining the amount of interest payable on the Maturity Date or upon full prepayment of the Loan, all changes in the applicable interest rate and outstanding principal balance occurring on or prior to the day before the Maturity Date or the date of such prepayment will be taken into account.

2.6 Late Charges and Other Fees. Borrower shall pay to Lender a late charge equal to five percent (5%) of the amount of any payment (other than the principal payment due on the Maturity Date) that is not received by Lender within ten (10) days after the date such payment is due under the terms of this Loan Agreement. In no case will any such late charge be less than $10.00 or more than the maximum amount allowed by applicable law. Collection or acceptance by Lender of such late charge will not constitute a waiver of any rights or remedies of Lender provided in this Loan Agreement or in any other

Loan Document. The late charge provided for herein represents a fair and reasonable estimate by Borrower and Lender of a fair average compensation for the loss that might be sustained by Lender due to the failure of Borrower to make timely payments hereunder, the parties recognizing that the damages caused by such extra administrative expenses and loss of the use of funds is impracticable or extremely difficult to ascertain or estimate. Lender may impose a non-sufficient funds fees for any check that is presented for payment that is returned for any reason. In addition, Lender may charge loan documentation fees as may be reasonably determined by the Lender; provided, Lender is assessing such documentation fees on other borrowers that have loans outstanding with Lender.

2.7 Prepayment. Borrower may prepay the outstanding principal of the Loan, or any part thereof, from time to time without penalty, subject to the provisions of this Section. Borrower shall have no right to prepay, and Lender shall have no obligation to accept tendered prepayments of, the entire principal balance outstanding under the Loan (a “Prepayment”) until subsequent to the last day of the first (1st) month after the effective date of this Loan Agreement. A prepayment may be made commencing with the first (1st) month after the effective date of this Loan Agreement, and with not less than five (5) days’ prior written notice to Lender. Any amounts to be prepaid in specified notice shall become due and payable at the time provided in said notice, and said notice shall not relieve Borrower from making any payment due prior to the time specified in said notice. Prepayments shall be credited to installments of principal in the inverse order of their maturity. Borrower’s right to prepay is also subject to the condition that Borrower shall pay to Lender, concurrently with such Prepayment, any obligation arising under any rate management agreement, if any, in effect at the time of such Prepayment by reason of the termination, in whole or in part, of such rate management agreement.

2.8 Reserve for Impositions. If any Event of Default is existing, Borrower shall make a monthly deposit into an account established with Lender or such other depositary institution reasonably acceptable to Lender, together with and in addition to the monthly payment of principal and/or interest due on the Loan, in an amount equal to one- twelfth (1/12) of the amount estimated by Lender in good faith to be sufficient to enable Lender to pay such Impositions at least thirty (30) days before they become due (the “Impositions Reserve”). No interest shall be payable to Borrower in respect to moneys deposited in the Impositions Reserve. Upon demand of Lender, Borrower agrees to deliver to Lender such additional moneys as are reasonably necessary to make up any deficiencies in the amounts necessary to enable Lender to pay the Impositions when due. In addition, if the annual deductibles applicable to any insurance policy required to be maintained by Borrower pursuant to this Loan Agreement exceed, in the aggregate, five percent (5%) of the annual net operating income of Borrower, Borrower shall also deposit into the Impositions Reserve an amount equal to one-twelfth (1/12th) of the amount of such deductibles. If the total of such deposits exceeds the amount required to pay the Impositions when due and to establish adequate reserves for the payment of such deductibles, such excess shall be held and credited against the obligation to make subsequent deposits into the Impositions Reserve. Borrower hereby pledges to Lender any and all monies now or hereafter deposited in the Impositions Reserve as additional security for the Obligations. Upon the occurrence and during the continuation of an Event of Default, Lender may apply any sums then present in the Impositions Reserve to the payment of such Impositions and the remaining balance, if any, to the other Obligations in any order or priority as Lender might elect in its sole discretion.

2.9 Loan Fee. The Loan Fee shall be due and payable by Borrower, and shall be deemed fully earned by Lender, on the Closing Date. The Delayed Draw Term Note Fee shall be due and payable by Borrower, and shall be deemed fully earned by Lender upon Borrower’s execution of such Delayed Draw Term Note. Neither the Loan Fee nor the Delayed Draw Term Note Fee shall be subject to refund or rebate under any circumstance whatsoever, including, without limitation, any prepayment of the Loan. The Loan Fee and the Delayed Draw Term Note Fee are intended to compensate Lender for the costs associated with the origination, structuring, processing, approving, and closing of the transaction contemplated by this Loan Agreement, including, but not limited to, administrative and general overhead, but not including any out-of-pocket or other expenses for which Borrower has agreed to reimburse Lender pursuant to any other provisions of this Loan Agreement or any of the Loan Documents. The Loan Fee and the Delayed Draw Term Note Fee shall each be in addition to any other fees or charges payable by Borrower or any other Person under this Loan Agreement or any other Loan Document.

2.10 No Usurious Amounts. Borrower and Lender, in the execution of this Loan Agreement, the Notes, and all other Loan Documents, intend to contract in strict compliance with the usury laws governing the Loan. In furtherance thereof, the parties stipulate and agree that none of the terms and provisions contained in this Loan Agreement and the other Loan Documents shall ever be construed to create a contract for the use, forbearance, or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws governing the Loan. Borrower, Guarantor, and any other party now or hereafter becoming liable for the payment of the Loan shall never be liable for unearned interest on the Loan and shall never be required to pay interest on the Loan at a rate in excess of the maximum interest that may be lawfully charged under the laws governing the Loan, and the provisions of this Section will control over all other provisions of this Loan Agreement, the Note, and the other Loan Documents that may be in apparent conflict herewith. In the event Lender shall collect monies that are deemed to constitute interest and that would otherwise increase the effective interest rate on the Loan to a rate in excess of that permitted to be charged by the laws governing the Loan, all such sums deemed to constitute interest in excess of the legal rate shall be applied to the unpaid principal balance of the Loan and, if in excess of such balance, shall be immediately returned to Borrower upon such determination. All sums paid or agreed to be paid for the use, forbearance or detention of money payable under the Loan shall, to the extent allowed by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Loan.

2.11 Conditions Precedent to Closing. The obligation of the Lender to make any loan on the Closing Date is subject to the receipt of Lender, on or prior to the Closing Date, of the following, all in form and content reasonably acceptable to Lender:

(a)	Executed originals of all Closing Date Loan Documents.

(b)	A signed closing statement.

(c)	With respect to each Closing Date Property:

(i) Evidence of compliance with all laws, zoning and other ordinances, rules, regulations and restrictions.

(ii) A current title insurable ALTA survey conforming with survey standards reasonably acceptable to Lender, certified to Lender and to the title insurer, showing all easements, rights of way, utilities, means of ingress and egress, setback lines and encroachments, if any.

(iii) A paid policy of mortgage title insurance on an American Land Title Association Loan Policy form, without exceptions which are unacceptable to Lender, insuring title, free and clear of all liens, claims and encumbrances except such as Lender shall approve. Such title insurance policy must also contain such other terms as may be required by Lender.

(iv) A property condition report reviewed and approved by Lender.

(v) An Appraisal from an MAI appraiser reasonably acceptable to Lender indicating a Property value acceptable to Lender.

(vi) Environmental audits reviewed and approved by Lender and conducted by a qualified environmental inspection company reasonably acceptable to Lender.

(vii) If available upon the applicable Subsidiary Guarantor’s commercially reasonable efforts, an estoppel from the Tenant at the applicable Property, which estoppel shall not be required to be addressed to Lender.

2.12 Conditions Precedent to Property Acquisition. The obligation of Lender to make loans under this Loan Agreement is subject to the receipt of Lender, on or prior to any Acquisition Date, of the following, all in form and content reasonably acceptable to Lender:

(a)	Executed originals of all Acquisition Date Loan Documents.

(b)	With respect to each Post-Closing Property:

(i) Evidence of compliance with all laws, zoning and other ordinances, rules, regulations and restrictions affecting such Post-Closing Property.

(ii) A current title insurable ALTA survey conforming with survey standards reasonably acceptable to Lender, certified to Lender and to the title insurer, showing all easements, rights of way, utilities, means of ingress and egress, setback lines and encroachments, if any.

(iii) A paid policy of mortgage title insurance on an American Land Title Association Loan Policy form, without exceptions which are unacceptable to Lender, insuring title to the Property to be acquired on the Acquisition Date, free and clear of all liens, claims and encumbrances except such as Lender shall approve. Such title insurance policy must also contain such other terms as may be reasonably required by Lender.

(iv) A property condition report reviewed and approved by Lender.

(v) An Appraisal from an MAI appraiser reasonably acceptable to Lender indicating a Property value of at least 80% of the principal amount of the applicable Delayed Draw Term Loan or as otherwise acceptable to Lender.

(vi) Environmental audits reviewed and approved by Lender and conducted by a qualified environmental inspection company reasonably acceptable to Lender.

(vii) If available upon the applicable Subsidiary Guarantor’s commercially reasonable best efforts, an estoppel from the Tenant at the Property, which estoppel shall not be required to be addressed to Lender.

ARTICLE 3.

OBLIGORS’ REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender, with knowledge that Lender shall materially rely upon each of the following representations and warranties in entering into this Loan Agreement, as follows:

3.1 Due Organization and Qualification. Each Corporate Loan Party is duly organized, validly existing, and in good standing under the laws of state of its formation and is qualified to transact business and is in good standing in any jurisdiction where the failure to be so qualified and to be in good standing would result in a Material Adverse Change in the conduct of its business or the validity of, the enforceability of, or the ability of such Corporate Loan Party to perform, the Obligations under this Loan Agreement and the other Closing Date Loan Documents.

3.2 Power and Authority. Each Corporate Loan Party or Obligor, as applicable, has the requisite power and authority (i) to carry on its business as now conducted and as contemplated to be conducted in connection with the performance of the Obligations hereunder and under the other Loan Documents and (ii) to execute and deliver this Loan Agreement and the other Loan Documents, as applicable, to incur and perform the Obligations, and to carry out the transactions contemplated by this Loan Agreement and the other Closing Date Loan Documents.

3.3 Due Authorization. The execution, delivery, and performance of this Loan Agreement and the other Closing Date Loan Documents have been duly authorized by all necessary action and proceedings by or on behalf of each Corporate Loan Party, and no further approvals or filings of any kind, including any approval of or filing with any Governmental Authority, are required by or on behalf of any Corporate Loan Party as a condition to the valid execution, delivery, and performance by Borrower of this Loan Agreement and the other Closing Date Loan Documents.

3.4 Enforceability. This Loan Agreement and the other Closing Date Loan Documents to which any Obligor are parties have been duly authorized, executed, and delivered by such Obligor and constitute the legal, valid, and binding obligation of such Obligor, enforceable against such Obligor in accordance with their respective terms, except as such enforceability may be affected by applicable conservatorship, bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally.

3.5 No Conflicts. Neither the execution and delivery of this Loan Agreement and the other Closing Date Loan Documents to which any Obligor is a party, nor the fulfillment of or compliance with the terms and conditions of this Loan Agreement and such other Closing Date Loan Documents, nor the performance of the Obligations (i) conflicts with or result in (or will conflict with or result in) any material breach or violation of any current Legal Requirement enacted or issued by any Governmental Authority or other agency having jurisdiction over any Obligor or any portion of any Closing Date Property, or any judgment or order applicable to any Obligor, or to which any Obligor or any portion of any Closing Date Property is subject, (ii) conflicts with or result in (or will conflict with or result in) any material breach or violation of, or constitute a default under, any of the terms, conditions, or provisions of any Corporate Loan Party’s organizational documents, any indenture, existing agreement, or other instrument to which such Corporate Loan Party is a party, or to which any Corporate Loan Party or any portion of any Closing Date Property is subject, (iii) results in or requires (or will result in or require) the creation of any lien on all or any portion of any Closing Date Property or any other Collateral, except for the Permitted Encumbrances, or (iv) requires (or will require) the consent or approval of any creditor of any Obligor, any Governmental Authority, or any other Person except such consents or approvals that have already been obtained or where the failure to obtain such consents or approvals would not reasonably be expected to cause a Material Adverse Change.

3.6 Pending Litigation or other Proceedings. There is no pending or, to the knowledge of Borrower, threatened action, suit, proceeding, or investigation, at law or in equity, before any court, board, body, or official of any Governmental Authority or arbitrator against or affecting any Closing Date Property or any other portion of any Closing Date Property or other assets of any Obligor, which, if decided adversely to such Obligor, would have, may reasonably be expected to have, or will result in a Material Adverse Change. No Obligor is in default with respect to any order of any Governmental Authority.

3.7 No Contractual Defaults. There are no defaults by any Obligor or, to the actual knowledge of Borrower, by any other Person under any contract to which any Obligor is a party relating to any Closing Date Property (other than Leases, which are addressed in Section 3.26 below), including any management, service, supply, security, maintenance, or similar contract, other than defaults which do not permit the non-defaulting party to terminate the contract and which are not reasonably expected to cause a Material Adverse Change. No Obligor nor, to the knowledge of Borrower, any other Person, has received written notice or has any actual knowledge of any existing circumstances in respect of which it could receive any notice of default or breach in respect of any such contracts affecting or concerning any Closing Date Property.

3.8 Non-Foreign Person. No Corporate Loan Party is a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.

3.9 ERISA. No Corporate Loan Party nor any member of the “controlled group” of such Corporate Loan Party has established and is a party to an “employee benefit plan” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), or any other option or deferred compensation plan or contract for the benefit of its employees or officers, pension, profit sharing or retirement plan, redemption agreement, or any other agreement or arrangement with any officer, director or owner, members of their families, or trusts for their benefit, and the assets of Borrower do not and shall not constitute “plan assets” of one more such plans for purposes of ERISA.

3.10 Ownership. The ownership structure of Borrower has been provided to Lender. There are no outstanding warrants, options, or rights to purchase any ownership interests of Borrower, nor does any Person have a lien upon any of the ownership interests of Borrower.

3.11 Investment Company Act. No Corporate Loan Party is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation that purports to restrict or regulate its ability to borrow money.

3.12 Financial Information. The financial projections relating to the Corporate Loan Parties and delivered to Lender on or prior to the date hereof, if any, were prepared on the basis of assumptions believed by such Corporate Loan Party, in good faith at the time of preparation, to be reasonable, and Borrower is not aware of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect; provided, however, that no representation or warranty is made that any result set forth in such financial projections shall be achieved. The financial statements of each Corporate Loan Party which have been furnished to Lender are complete and accurate in all material respects and present fairly the financial condition of such Corporate Loan Party, and there are no liabilities, direct or indirect, fixed or contingent, as of the respective dates of such financial statements which are not reflected therein or in the notes thereto or in a written certificate delivered with such statements. The financial statements of each Corporate Loan Party have been prepared in accordance with income tax basis accounting principles consistently applied. Since the date of the most recent of such financial statements delivered to Lender, no event has occurred which would have, or may reasonably be expected to have, a Material Adverse Change, and there has not been any material transaction entered into by any Corporate Loan Party other than transactions in the ordinary course of business. Any rent rolls for any Closing Date Property which have been furnished to Lender are, to Borrower’s actual knowledge, complete and accurate in all material respects and the leasing status of each Closing Date Property as of the respective dates of such rent rolls. Each Corporate Loan Party has filed all federal, state, and local tax returns that are required to be filed and has paid, or made adequate provision for the payment of, all taxes that have or may become due pursuant to such returns or to assessments received by such Corporate Loan Party.

3.13 Accuracy of Information. No information, statement, or report furnished in writing to Lender by any Obligor in connection with this Loan Agreement or any other Closing Date Loan Document, or in connection with the consummation of the transactions contemplated hereby and thereby, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.14 No Conflicts of Interest. To the knowledge of Borrower, no officer, agent, or employee of Lender has been or is in any manner interested, directly or indirectly, in that Person’s own name, or in the name of any other Person, in the Closing Date Loan Documents, any Corporate Loan Party, or the Closing Date Property, in any contract for property or materials to be furnished or used in connection with the Closing Date Property, or in any aspect of the transactions contemplated by the Closing Date Loan Documents.

3.15 No Reliance. Borrower acknowledges, represents, and warrants that it understands the nature and structure of the transactions contemplated by this Loan Agreement and the other Closing Date Loan Documents, that it is familiar with the provisions of all of the documents and instruments relating to such transactions, that it understands the risks inherent in such transactions, including the risk of loss of the Closing Date Property or a part thereof, and that it has not relied on Lender for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Loan Agreement or any other Closing Date Loan Document or otherwise relied on Lender in any manner in connection with interpreting, entering into, or otherwise in connection with this Loan Agreement, any other Closing Date Loan Document, or any of the matters contemplated hereby or thereby.

3.16 Contracts with Affiliates. Except for Permitted Encumbrances, any Property Management Agreement with Property Manager and any Asset Management Agreement with Asset Manager and as otherwise approved in writing by Lender, no Corporate Loan Party has entered into and is not a party to any contract, lease, or other agreement with any Affiliate of Borrower for the provision of any service, materials, or supplies to any Closing Date Property (including any contract, lease, or agreement for the provision of property management services, cable television services or equipment, gas, electric or other utilities, security services or equipment, laundry services or equipment or telephone services or equipment).

3.17 Lines of Business. No Corporate Loan Party is engaged in any business other than the ownership, leasing, equity or debt financing, or management of each Property and the conduct of this business does not violate the organizational documents pursuant to which it is formed.

3.18 USA PATRIOT ACT, OFAC and Other Regulations. No Obligor is, and no Obligor shall become a Person (individually, a “Prohibited Person” and collectively “Prohibited Persons”) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury (the “OFAC List”) or otherwise subject to any other prohibitions or restrictions imposed by laws, regulations or executive orders, including Executive Order No. 13224, administered by OFAC (as may be amended from time to time, collectively the “OFAC Rules”). Borrower (i) is not owned or controlled by a Prohibited Person, (ii) is not acting for or on behalf of a Prohibited Person, (iii) is not otherwise associated with a Prohibited Person, (iv) is not providing any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person.

3.19 Impositions. Each Corporate Loan Party has filed all property and similar tax returns required to have been filed by it with respect to each Closing Date Property and has paid and discharged, or caused to be paid and discharged, all installments for the payment of all taxes due to date, and all other material Impositions imposed against, affecting, or relating to each Closing Date Property other than those which have not become due, together with any fine, penalty, interest, or cost for nonpayment pursuant to such returns or pursuant to any assessment received by it. Borrower has no knowledge of any new proposed tax, levy, or other governmental or private assessment or charge in respect of any Closing Date Property which has not been disclosed in writing to Lender.

3.20 Compliance with Legal Requirements. Borrower has no actual knowledge of the pendency or threat of any action or proceeding regarding the non-compliance or non-conformity of any Closing Date Property with any Legal Requirements.

3.21 Condemnation. No proceedings are pending or, to Borrower’s knowledge, threatened to acquire by power of condemnation or eminent domain any portion of any Closing Date Property, or any interest therein, or to enjoin or similarly prevent the use of any Closing Date Property or any portion thereof.

3.22 Insurance. Borrower has delivered to Lender a duly executed certificate(s) of insurance with respect to all insurance policies currently in effect with respect to each Closing Date Property. To Borrower’s knowledge, each insurance policy described in such certificate(s) complies in all material respects with the requirements set forth in each Mortgage.

3.23 Separate Parcel. Each individual parcel comprising each Closing Date Property (i) is not part of a larger tract of land owned by any Obligor or any of their Affiliates that is not also a portion of such Closing Date Property (except for the non-investment grade shop space that is bifurcated with a ground lease in place with the applicable Subsidiary Guarantor) and (ii) is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the Mortgages. Each Closing Date Property constitutes separate tax lots with separate tax assessments for such Closing Date Property, independent of those for any other lands or improvements that are not also a portion of such Closing Date Property.

3.24 Utilities and Access. All utility and sanitary sewage services necessary for the use of each Closing Date Property, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities, are presently available for use at each Closing Date Property. The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of each Closing Date Property comply with all applicable laws, statutes, ordinances, rules and regulations, including, without limitation, all Hazardous Material Laws (as defined in each Environmental Indemnity Agreement). Each Closing Date Property is either contiguous to, or benefits from an irrevocable unsubordinated easement permitting access from such Closing Date Property to, a physically open, dedicated public street and has all necessary permits for ingress and egress.

3.25 Independent Unit. Each Closing Date Property is an independent unit that does not rely on any drainage, sewer, access, parking, structural, or other facilities located on any property not included in either any Closing Date Property or on public or utility easements for the (i) fulfillment of any zoning, building code, or other requirement of any Governmental Authority that has jurisdiction over the Closing Date Property, (ii) structural support, or (iii) the fulfillment of the requirements of any contract or agreement affecting any Closing Date Property. The applicable Subsidiary Guarantor, directly or indirectly, has the right to use all easements, public or private utilities, parking, access routes, or other items necessary for the intended use of each Closing Date Property. Except for the Permitted Encumbrances, no building or other improvement not located on any Closing Date Property relies on any part of such Closing Date Property to fulfill any zoning requirements, building code, or other requirement of any Governmental Authority that has jurisdiction over any Closing Date Property for structural support or to furnish to such building or improvement any essential building systems or utilities.

3.26 Leasing. No Closing Date Property is subject to any Lease as of the Closing Date other than (i) the Leases described in the certified rent roll delivered to Lender on the Closing Date or (ii) on Properties that are used as shopping centers, the ground leases where the non-investment grade shop space is bifurcated pursuant to a ground lease by the applicable Subsidiary Guarantor to an Affiliate of Borrower. The applicable Subsidiary Guarantor is the owner and lessor of the landlord’s interest in all Leases. Except for the Permitted Encumbrances, no Person has any possessory interest in any Closing Date Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as disclosed in the rent roll delivered to Lender on or before the Closing Date, the Leases are in full force and effect and there are no material defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a default thereunder. The Leases and any related guarantees (including all amendments thereto), if any, delivered to Lender are accurate, true and complete, and there are no oral agreements with respect thereto. No rent due under any of the Leases (other than security deposits, if any) has been paid more than one (1) month in advance of its due date. All work to be performed by the landlord under the Leases has been performed and has been accepted by the tenant(s), and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord under the Leases has already been received by such tenant(s). Except as set forth in the Leases, no tenant has assigned its interest in its Lease or sublet all or any portion of the premises demised thereby, no tenant holds its leased premises under assignment or sublease, nor does anyone except the tenant occupy the leased premises. Except as set forth in the Leases, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of any Closing Date Property for which the leased premises are a part. No tenant under any Lease has any right or option for additional space in any Closing Date Property. No Obligor has any knowledge of any defaults by any tenant under any Lease nor any knowledge that any statement made by or on behalf of a tenant under any Lease in a tenant estoppel certificate delivered to Borrower and/or Lender in connection with the Loan contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading.

3.27 Asset Management Agreement; Property Management Agreement. Each of the applicable Asset Management Agreement and Property Management Agreement is in full force and effect, has not been modified, altered, or amended except as disclosed to Lender in writing, and each constitutes the complete agreement among the parties named therein with respect to the subject matter thereof. Except as set forth in the Asset Management Agreement or the Property Management Agreement, as applicable, none of the applicable Asset Manager, the applicable Property Manager or any other Person has any right or claim to any fees, commissions, compensation, or other remuneration in connection with or arising out of the use, occupancy, and operation of any Closing Date Property, except as specified within each Asset Management Agreement or Property Management Agreement, as applicable.

3.28 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in this Article and elsewhere in this Loan Agreement and in the other Closing Date Loan Documents shall survive for so long as any amount remains owing to Lender under this Loan Agreement or any of the other Closing Date Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Loan Agreement or in the other Closing Date Loan Documents by each Obligor shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4.

OPERATION AND MANAGEMENT OF THE PROPERTIES

4.1 Conduct of Business. Borrower will cause the operation of the Properties to be conducted at all times in a first-class manner. Without limiting the foregoing, Borrower will and will cause each Subsidiary Guarantor to (i) operate each Property in a prudent manner in compliance with Legal Requirements, (ii) maintain sufficient equipment and supplies of types and quantities at each Property to enable each Subsidiary Guarantor or the applicable Property Manager adequately to perform the operation of each Property and Subsidiary Guarantors’ obligations under the Leases, and (iii) keep all Improvements in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good condition.

4.2 Leasing.

(a) Approval of Leases. Borrower shall not, and Borrower shall not permit any Subsidiary Guarantor to, enter into, amend or renew any Lease without the prior consent of Lender, which consent shall not be unreasonably withheld delayed or, conditioned; provided, however, such consent shall not be required in the case of any Lease which satisfies the Leasing Requirements. In the case of any Lease which does not satisfy the Leasing Requirement, Lender shall notify Borrower of its approval or disapproval of the proposed Lease (and in the case of a disapproval, the reasons therefor) within ten (10) Business Days after Lender’s receipt of the final draft of the proposed Lease and any other documentation or information reasonably requested by Lender to evaluate the proposed Lease, and if Lender fails to respond with such period, Lender will be deemed to have approved the proposed Lease. Borrower’s ability to enter into, amend or renew any Lease shall be further limited by Section 6.1(b) of this Loan Agreement.

(b) Preservation of Leases. Borrower shall observe and perform (and shall cause each Subsidiary Guarantor to observe and perform) all the obligations imposed upon the landlord under the Leases and will not do or permit to be done anything to impair the value of the Leases or any guaranty of any Lease as a security for the Obligations. Borrower will (and will cause each Subsidiary Guarantor to notify), in the ordinary course of its business, use commercially reasonable efforts to enforce all of the material terms, covenants, and conditions contained in the Leases upon the part of tenants thereunder to be observed or performed. Borrower shall promptly notify (or shall cause the applicable Subsidiary Guarantor to notify) Lender of any material default or dispute occurring under any Lease (and shall promptly send copies to Lender of all notices or correspondence relating to such material default or dispute sent or received by Borrower) and the occurrence of any event or the failure of any condition that would give rise to a termination right on the part of the tenant thereunder or guarantor thereof. Borrower shall also promptly provide to Lender a copy of any default notice delivered to tenant pursuant to any Lease. Without the prior written consent of Lender (which consent shall not be unreasonably withheld, delayed, conditioned), Borrower shall not (and shall not permit any Subsidiary Guarantor to) (i) enter into any written amendment to the terms of any Lease, (ii) cancel or terminate any Lease or accept a surrender thereof or convey or transfer or suffer or permit a conveyance or transfer of the premises demised by any Lease or of any interest therein so as to effect a merger of the estates and rights of, or termination or diminution of the obligations of the tenant thereunder, (iii) consent to, reject, approve or disapprove any action or inaction requested by the tenant under any Lease that is reasonably expected to have a material effect on the value of the Lease as security for the Obligations, including, without limitation, any assignment of or subletting under any Lease (provided, however, that Lender’s consent to a subletting or assignment of a Lease, or any change in the ownership or corporate structure of the tenant thereunder, shall not be required if the applicable Subsidiary Guarantor’s consent to any such event is not required under the terms of the Lease, but Borrower agrees to provide prompt written notice to Lender of any such event), or (iv) consent to or pursue any remedies under a Lease except in the event of an emergency. Borrower may (and may permit Subsidiary Guarantors to), without the prior written consent of Lender, make minor modifications or amendments, or give consents, with respect to a Lease so long as such modification, amendment, or consent does not potentially affect the length of the term of the Lease, does not and will not result in the reduction of the tenant’s obligations for the payment of rent or any other charges payable by such tenant, does not materially affect any other material obligations of the tenant thereunder (provided that Borrower agrees to provide Lender with prior written notice of the matters described in this sentence, together with a copy of any such written amendment, modification, or consent).

(c) Effect of Lease Approval. No approval of any Lease by Lender shall be for any purpose other than to protect Lender’s security and to preserve Lender’s rights under the Loan Documents. No approval by Lender shall result in a waiver of any default of Borrower. In no event shall any approval by Lender of a Lease be a representation of any kind, with regard to the Lease or its adequacy or enforceability, or the financial capacity of any tenant or guarantor.

(d) Delivery of Supplemental Documentation. Borrower shall promptly request (or shall cause the applicable Subsidiary Guarantor to request) and, upon receipt, deliver to Lender such estoppel certificates from tenants under the Leases (and guarantors, if any), which estoppel shall not be required to be addressed to Lender.

(e) Security Deposit Information. Upon the Lender’s request, Borrower shall furnish (or shall cause the applicable Subsidiary Guarantor to furnish) an accounting of all tenant security deposits held in connection with each Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name and telephone number of the person to contact at such financial institution.

4.3 Income from the Properties. Borrower shall apply (or shall cause the applicable Subsidiary Guarantor to apply) all income derived from each Property first to the payment of ordinary and customary costs and expenses associated with the ownership, maintenance, operating, and marketing of the Properties, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose.

4.4 Asset Management Agreement; Property Management Agreement. Borrower shall maintain (or shall cause the applicable Subsidiary Guarantor to maintain) each Asset Management Agreement and the Property Management Agreement in full force and effect and duly observe, perform, and comply with all of Borrower’s (or the applicable Subsidiary Guarantor’s) obligations under such agreements and enforce performance of all obligations of Asset Manager or Property Manager under such agreement. Borrower will (or will cause the applicable Subsidiary Guarantor to) promptly notify Lender of any dispute, default, event of default, or repudiation by Asset Manager or Property Manager under the Asset Management Agreement or the Property Management Agreement. Borrower shall not enter (and shall not permit any Subsidiary Guarantor to enter) into any management or leasing agreement for any Property other than the Asset Management Agreements or the Property Management Agreements, unless Borrower or the applicable Subsidiary Guarantor first notifies Lender and provides Lender a copy of the proposed management or leasing agreement, obtains Lender’s written consent thereto (which consent shall not be unreasonably withheld, conditioned, or delayed), and obtains and provides Lender with a subordination agreement in form satisfactory to Lender from the other party thereto subordinating to all rights of Lender. Borrower will not (and will not permit any Subsidiary Guarantor to) enter into, terminate, amend, modify, or extend any Asset Management Agreement or any Property Management Agreement, or consent to any such action on the part of any Asset Manager or any Property Manager, without the prior written consent of Lender, which consent may not be unreasonably withheld, conditioned, or delayed by Lender.

4.5 Legal Requirements. Borrower will comply (and will cause each Subsidiary Guarantor to comply) with Legal Requirements in all material respects. Borrower will (and will cause each Subsidiary Guarantor to) procure and continuously maintain in full force and effect, and will abide by and satisfy all material terms and conditions of, all Permits. Without limiting the generality of the foregoing covenant, Borrower specifically agrees that each Property will at all times strictly comply with, to the extent applicable, the requirements of the Americans with Disabilities Act of 1990, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively “Access Laws”). Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of any Property, Borrower will not alter (and will not permit any Subsidiary Guarantor to alter) or permit any Property to be altered in any manner which would increase Borrower’s or the applicable Subsidiary Guarantor’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender. Lender may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other Person reasonably acceptable to Lender. Borrower agrees to give prompt notice to Lender of the receipt by Borrower of any complaints related to violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

4.6 Appraisals. Borrower will permit (and will cause each Subsidiary Guarantor to permit) Lender and its agents, employees, or independent contractors, at any time (but not more often than once in any calendar year so long as no Event of Default has occurred), while the Obligations remain outstanding, to enter upon and appraise any Property, and Borrower will (and will cause each Subsidiary Guarantor to) cooperate with and provide any information requested in connection with such appraisal. Borrower will pay the costs of any such appraisal (i) if an Event of Default has occurred and is continuing or (ii) if such appraisal is required by external regulatory authorities having jurisdiction over Lender.

4.7 Inspection Rights. Subject to the rights of tenants under their respective Leases, Borrower will permit (and will cause each Subsidiary Guarantor to permit), and require each Property Manager to permit, Persons designated by Lender to visit and inspect any Property, to examine and make excerpts from the books and records of Borrower, each Subsidiary Guarantor and each Property Manager, and to discuss the business affairs, finances, and accounts of Borrower, each Subsidiary Guarantor and each Property Manager with respect to each Property with representatives of Borrower, each Subsidiary Guarantor and each Property Manager, as designated by Lender, all in such detail and at such times (during normal business hours) as Lender may reasonably request after providing no less than 48 hours written notice except in the event of an emergency.

4.8 No Duty of the Part of Lender. Any inspection or audit of any Property or the books and records of Borrower, any Subsidiary Guarantor or the procuring of documents and financial and other information, by or on behalf of Lender shall be for Lender’s protection only and shall not constitute an assumption of responsibility to Borrower, any Subsidiary Guarantor or any other Person with regard to the condition, maintenance, or operation of any Property, or relieve Borrower or any Subsidiary Guarantor of any of Borrower’s or any Subsidiary Guarantor’s obligations. Borrower or the applicable Subsidiary Guarantor has selected all Persons furnishing services or materials to each Property. Lender has no duty to supervise or to inspect any Property or any duty of care to Borrower, any Subsidiary Guarantor, or any other Person to protect against, or inform Borrower, any Subsidiary Guarantor or any other Person of the existence of, negligent, faulty, inadequate, or defective design or construction of any Property.

4.9 Impositions. Borrower will pay (or will cause the applicable Subsidiary Guarantor to pay), on or before the due date thereof, (i) all taxes, assessments, levies, license fees, permit fees, dues, charges, fines, and impositions (in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen) of every character whatsoever (including all penalties and interest thereon) now or hereafter levied, assessed, confirmed, or imposed on, or in respect of, or which might constitute a lien upon any Property, or any part thereof, or any estate, right, or interest therein, or upon the rents, issues, income, or profits thereof, (ii) all premiums on policies of insurance covering, affecting, or relating to any Property, as required pursuant to this Loan Agreement, (iii) all ground rentals, other lease rentals, and other sums, if any, owing by any Subsidiary Guarantor and becoming due under any lease or rental contract affecting any Property, and (iv) all utility charges that are incurred by any Subsidiary Guarantor for the benefit of each Property or which might become a charge or lien against any Property, for gas, electricity, water, sewer services, and the like furnished to such Property, and all other public or private assessments or charges of a similar nature affecting each Property or any portion thereof, whether or not the nonpayment of same might result in a lien thereon (collectively, “Impositions”). Borrower shall submit (or shall cause the applicable Subsidiary Guarantor to submit) to Lender such evidence of the due and punctual payment of all such premiums, rentals, charges, and other sums as Lender might require and shall submit to Lender such evidence of the due and punctual payment of all such taxes, assessments, and other fees and charges as Lender might require. Borrower shall have the right, before any such tax, assessment, fee, or charges become delinquent, to contest or object to the amount or validity of any such tax, assessment, fee, or charge by appropriate legal proceedings, provided that said right shall not be deemed or construed in any way as relieving, modifying, or extending Borrower’s covenant to pay any such tax, assessment, fee, or charge at the time and in the manner provided herein unless (i) Borrower has given prior written notice to Lender of Borrower’s intent to so contest or object, (ii) Borrower shall demonstrate to Lender’s satisfaction that the legal proceedings shall conclusively operate to prevent the sale of each Property, or any part thereof, to satisfy such tax, assessment, fee, or charge prior to final determination of such proceedings, (iii) Borrower shall furnish a good and sufficient bond or surety as requested by and satisfactory to Lender, and (iv) Borrower shall have provided a good and sufficient undertaking as might be required or permitted by law to accomplish a stay of such proceedings.

4.10 Other Assessments. Borrower will pay (or will cause the applicable Subsidiary Guarantor to pay), on or before the due date thereof, all taxes, assessments, charges, expenses, costs, and fees that might now or hereafter be levied upon, or assessed or charged against, or incurred in connection with, the Notes, the Obligations, the Mortgages, or any of the other Loan Documents, including, without limitation, any sales or use tax that might be imposed on Lender with respect to the Obligations. In the event of the passage of any state, federal, municipal, or other governmental law, order, rule, or regulation, subsequent to the date hereof, in any manner changing or modifying the laws now in force governing the taxation of deeds to secure debt or security agreements, or debts secured thereby, or in the manner of collecting such taxes, so as to adversely affect Lender (excluding any tax upon Lender’s income derived from the Obligations), Borrower will pay (or will cause the applicable Subsidiary Guarantor to pay) any such tax on or before the due date thereof. If Borrower (or the applicable Subsidiary Guarantor) fails to make such prompt payment or if, in the opinion of Lender, any such state, federal, municipal, or other governmental law, order, rule, or regulation prohibits Borrower or the applicable Subsidiary Guarantor from making such payment or would penalize Borrower or the applicable Subsidiary Guarantor if such party makes such payment, or if, in the opinion of Lender, the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable law, then the entire Obligations will, at the option of Lender, become immediately due and payable.

4.11 Mechanic’s Liens. Borrower shall not (and shall not permit any Subsidiary Guarantor to) suffer any mechanic’s, materialman’s, laborer’s, statutory, or other lien to be created or remain outstanding against any Property; provided that Borrower or the applicable Subsidiary Guarantor may contest any such lien in good faith by appropriate legal proceedings provided the lien, if required by Lender, is bonded off and removed as an encumbrance upon any Property. Lender has not consented and will not consent to the performance of any work or the furnishing of any materials that might be deemed to create a lien or liens against any Property that is superior to the lien and security interest hereof.

4.12 Insurance.

(a) Property Insurance. Borrower shall cause each Property to be insured for the mutual benefit of Borrower and the applicable Subsidiary Guarantor and Lender against loss or damage by fire and against loss or damage by other risks and hazards covered by a standard “all risk” insurance policy. The amount of such insurance shall be not less than one hundred percent (100%) of the full replacement cost of the improvements, furniture, furnishings, fixtures, equipment and other items (whether personalty or fixtures) included in each Property and owned by the applicable Subsidiary Guarantor from time to time, without reduction for depreciation, but excluding footings and foundations and parts of each Property to the extent not insurable. The determination of the replacement cost amount shall be adjusted as necessary, but not more than annually, to comply with the requirements of the insurer issuing such coverage or, at Lender’s election, by reference to such indices, appraisals or information as Lender determines in its reasonable discretion. Full replacement cost, as used herein, means, with respect to the Improvements, the cost of replacing the Improvements without regard to deduction for depreciation, exclusive of the cost of excavations, foundations and footings below the lowest basement floor, and means, with respect to such furniture, furnishings, fixtures, equipment and other items, the cost of replacing the same, in each case, with inflation guard coverage to reflect the effect of inflation. Each such policy or policies, if so required, shall contain (i) a replacement cost endorsement and either an agreed amount endorsement (to avoid the operation of any co-insurance provisions) or a waiver of any co- insurance provisions, and (ii) a waiver of any terrorism exclusion, all subject to Lender’s reasonable approval. The premiums or the policies of insurance carried in accordance with this Section shall be paid annually in advance.

(b) Other Insurance. Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall (or shall cause the applicable Subsidiary Guarantor to) also obtain and maintain during the entire term of the Loan the following insurance policies:

(i) Flood insurance if any part of the building or buildings included in any Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any successor act thereto) in an amount equal to at least the then full replacement value of each Property or the amount of flood insurance available under said Act, whichever is less;

(ii) Comprehensive general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages on an “occurrence basis” with minimum combined single limit coverage of not less than $2,000,000;

(iii) Insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, sprinkler systems, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed at each Property (other than fixtures and equipment owned by a tenant of each Property and separately insured by such tenant in accordance with the terms of its Lease), in an amount equal to one hundred percent (100%) of the full replacement cost of each Property, which policies shall insure against physical damage to and loss of occupancy and use of each Property arising out of an accident or breakdown covered thereunder;

(iv) Worker’s compensation insurance covering all persons employed by any Corporate Loan Party with respect to each Property;

(v) Loss of rents or loss of business income insurance in amounts sufficient to compensate the Corporate Loan Parties for all rents during a period of not less than one (1) year in which any Property may be damaged or destroyed; and

(vi) Such other insurance as may from time to time be reasonably and customarily required by Lender in order to protect its interests in each Property and as is commonly carried by owners of projects similar to such Property in the geographical location of such Property.

(c) Policy Requirements. All insurance policies required pursuant to this Section (the “Policies”) (i) shall be issued by an insurer satisfactory to Lender in its sole discretion, (ii) shall contain the standard New York mortgagee or equivalent non-contribution clause naming Lender as the person to which all payments made by such insurance company shall be paid, (iii) shall be maintained throughout the term of this Loan Agreement without cost to Lender, (iv) a certificate thereof shall be delivered to Lender, (v) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including, without limitation, endorsements providing that neither Borrower, Lender nor any other party shall be a coinsurer under the Policies and that Lender shall receive at least thirty (30) days prior written notice of any modification or cancellation, and (vi) shall be reasonably satisfactory in form and substance to Lender and shall be reasonably approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Not later than ten (10) days prior to the expiration date of each of the Policies, Borrower shall deliver to Lender satisfactory evidence of the renewal of each Policy.

4.13 Zoning Changes. Borrower will not (and will not permit any Subsidiary Guarantor to) initiate or consent to any zoning reclassification of any Property or seek any variance under any zoning ordinance or use or permit the use of any Property in any manner that could result in the use becoming a nonconforming use under any zoning ordinance or any other applicable land use law, rule, or regulation.

4.14 Ownership of Personalty. Borrower or the applicable Subsidiary Guarantor will furnish to Lender, if Lender so requests, the contracts, bills of sale, receipted vouchers, and agreements, or any of them, under which Borrower or the applicable Subsidiary Guarantor claims title to the materials, articles, fixtures, and other personal property used or to be used in the operation of each Property.

4.15 Restricted Payments. Upon the existence and continuance of either an Event of Default or failure to comply with Section 5.5(a), Borrower agrees that it will not (and will not permit any Subsidiary Guarantor to) in any month make any Restricted Payment unless and until all Operating Costs for that month have been paid in full.

4.16 Other Acts. At Lender’s request, Borrower and each Subsidiary Guarantor will execute and deliver to Lender all further documents and perform all other acts that Lender reasonably deems necessary or appropriate to perfect or protect its security for the Obligations, provided that in no event will Borrower be obligated to increase its liabilities or obligations under the Loan Documents or modify any economic or other material terms of the Loan Documents.

4.17 Property Use and Lease Restrictions. Borrower shall permit any Subsidiary Guarantor to lease any portion of the Property to, or permit the use of any portion of any Property by, any business or entity (including, without limitation, Borrower or any Subsidiary Guarantor) engaged in any activity on or at any Property that violates any applicable federal, state or local law, even if such activity is legal under other applicable federal law or under other state or local law applicable where the business is or will be located. If any portion of any Property is used for any activity in violation of the foregoing or leased to any business or entity in violation of the foregoing, then it shall be an event of default under this Loan Agreement if such use or lease was with the consent of Borrower or the applicable Subsidiary Guarantor, or, if such use or lease was not with the consent of Borrower or the applicable Subsidiary Guarantor, it shall constitute an event of default under this Loan Agreement if Borrower or the applicable Subsidiary Guarantor does not diligently pursue in a commercially reasonable manner the discontinuance of such use or termination of such Lease.

4.18 Joinder. On each Acquisition Date, Borrower shall, and Borrower shall cause each Subsidiary Guarantor to execute the Joinder to Guaranty Agreement, substantially in the form of Exhibit A attached to the Guaranty and incorporated therein. On the first Acquisition Date of a Property by a Subsidiary Guarantor, Borrower and such Subsidiary Guarantor shall execute the Reimbursement and Contribution Agreement. On each Acquisition Date thereafter, any new Subsidiary Guarantor will execute a Joinder to Reimbursement and Contribution Agreement, substantially in the form of Exhibit A attached to the Reimbursement and Contribution Agreement.

ARTICLE 5.

FINANCIAL COVENANTS

At all times while any Obligations are outstanding, or Lender has any obligation to any Obligor hereunder, Borrower shall faithfully observe and perform the following covenants:

5.1 Books and Records. Borrower shall keep and maintain at all times complete and accurate books of accounts and records in sufficient detail to correctly reflect (i) all of Borrower’s and each Subsidiary Guarantor’s financial transactions and assets and (ii) the results of the operation of each Property, which books and records shall reflect the consistent application of accepted accounting methods, and copies of all written contracts, Leases, and other instruments that affect each Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service, and management services), and shall give representatives of Lender access thereto at all reasonable times upon reasonable advance notice, including permission to (A) examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the Obligations as it may reasonably request from time to time, and (B) communicate directly with any of Borrower’s or any Subsidiary Guarantor, officers, employees, agents, accountants, or other financial advisors with respect to the business, financial conditions, and other affairs of Borrower. Borrower shall not change (and shall not permit any Subsidiary Guarantor to change) its methods of accounting without the prior written consent of Lender.

5.2 Reports and Notices. Borrower shall furnish promptly to Lender such information as Lender reasonably requests concerning costs, leasing, and such other factors as Lender reasonably requires. Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments, and other documents relating to the following) of which Borrower or any Subsidiary Guarantor has actual knowledge: (i) the occurrence of any Event of Default under this Loan Agreement or any other Loan Document; (ii) the commencement or threat of, or amendment to, any proceedings by or against Borrower or any Subsidiary Guarantor in any federal, state, or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, is reasonably expected to cause a Material Adverse

Change; (iii) the commencement or threat of any condemnation or similar proceedings with respect to any Property or of any proceeding seeking to enjoin the intended use of such Property or any portion thereof; (iv) the commencement of any proceedings by or against Borrower or any Subsidiary Guarantor under any applicable bankruptcy, reorganization, liquidation, insolvency, or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee, or other similar official is sought to be appointed for it; and (v) the receipt of notice from any Governmental Authority having jurisdiction over Borrower or any Subsidiary Guarantor that (A) any of such party is being placed under regulatory supervision, (B) any license, Permit, charter, membership, or registration material to the conduct of such party’s business or any Property is to be suspended or revoked, (C) the occurrence of any material change in Legal Requirements that applies to any Property and the enforcement thereof, resulting in a material modification to any Property; or (D) Borrower or any Subsidiary Guarantor is to cease and desist any practice, procedure, or policy employed by Borrower, as the case may be, in the conduct of its business.

5.3 Deposit Accounts; Grant of Security Interest.

(a) Maintenance of Deposit Accounts with Lender. Borrower shall establish and maintain, or cause to be established and maintained, with Lender all deposit and other accounts used or useful by Borrower or any Subsidiary Guarantor with respect to each Property, including, without limitation, (i) an operating account for the Properties into which all income from such Property shall be deposited and all expenses relating to the use and operation of each Property shall be paid, (ii) to the extent permitted by applicable law, a tenant security deposit account for each Property, and (iii) all other accounts required to be established and maintained pursuant to the Loan Documents, (collectively, the “Deposit Accounts”). All Deposit Accounts shall be non-interest bearing deposit accounts in the name of Borrower and shall be funded as required by the Loan Documents, Borrower’s organizational documents, or such other agreement as is applicable. Borrower, or its Affiliates, shall maintain a balance of not less than $5,000,000 on average in the Deposit Accounts throughout the term of the Loan.

(b) Grant of Security Interest. As additional security for the payment and performance of the Obligations, Borrower hereby grants to Lender a first-priority perfected security interest in all of Borrower’s right, title and interest in (i) each of the Deposit Accounts and any and all amounts from time to time deposited or held in any of the Deposit Accounts, (ii) all interest, dividends, cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property from time to time held in the Deposit Accounts, or received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and (iii) all proceeds (as defined under the Uniform Commercial Code), products, distributions, dividends or substitutions on or of any or all of the foregoing (collectively, the “Deposit Accounts Collateral”). Until expended or applied in accordance with the provision of this Loan Agreement or the terms of any Property Management Agreement, Borrower’s interest in the Deposit Accounts shall constitute additional security for the payment and performance of the Obligations. Borrower agrees to execute, acknowledge, authorize, deliver, file or do, at its sole expense, all other acts, assignments, notices, financing statements agreements or other instruments as the Lender may reasonably require in order to perfect the foregoing security interest, pledge and assignment or otherwise to fully effectuate the rights granted to the Lender by this Section, including, without limitation, a separate security agreement and a deposit account control agreement. Upon request of Lender, Borrower shall promptly pay or reimburse Lender for all reasonable costs and expenses actually incurred by Lender in connection with the Deposit Accounts and Lender’s security interest therein, including, without limitation, reasonable legal fees and expenses. Upon the occurrence and during the continuance of an Event of Default, without notice from Lender to Borrower, (A) Borrower shall have no rights in respect of the Deposit Accounts, (B) Lender shall have all rights and remedies with respect to Account Collateral as described in this Loan Agreement and the Mortgages, in addition to all of the rights and remedies available to a secured party under the Uniform Commercial

Code, and (C) Lender may apply the Account Collateral to the payment of the Obligations, in such order, manner, amounts, times and priority as permitted under this Loan Agreement, and such reserved rights shall be in addition to all other rights and remedies provided to Lender under this Loan Agreement and the other Loan Documents.

5.4 Future Financial and Operating Statements. Borrower shall furnish or cause to be furnished to Lender within the time periods specified, the following financial reports and information: (a) within one hundred twenty (120) days after the end of each fiscal year of Borrower, annual financial statements of Borrower for the year just ended, prepared in accordance with sound accounting principles consistently applied, and including a balance sheet and operating statement; (b) within forty-five (45) days after the end of each fiscal quarter of Borrower, an operating statement of Borrower for the quarter just ended, prepared in accordance with income tax basis accounting principles, consistently applied, and a rent roll for each Property effective as of the last day of such quarter; (c) within sixty (60) days of payment thereof, receipt of the payment of all real property taxes due for the year just ended; (d) within one hundred twenty (120) days after the end of each calendar year, personal financial statements signed and certified by each Guarantor to Lender; (e) federal income tax returns within thirty (30) days after the applicable filing date for the tax reporting period, provided that, in the event that an extension is filed, the Guarantor will provide a copy of the extension to Lender no later than thirty (30) days after filing, but in no event later than November 1 of each such year), together with all schedules and addenda thereto, of each Guarantor, for each year, signed and certified by them, (f) a Compliance Certificate, duly executed and completed by Borrower, as and when required pursuant to Section 5.5 and Section 5.6 hereof and (g) such additional financial information (including tax returns, detailed cash flow information, and contingent liability information) of Borrower and Guarantor at such times as Lender shall reasonably deem necessary. The accuracy and completeness of all financial statements, operating statements, and rent rolls must be certified in writing to be correct by the chief financial officer or equivalent of Borrower. All annual financial statements of Borrower must be reviewed by a certified public accountant reasonably acceptable to Lender. Borrower must certify with delivery of each of its financial statements that (x) Borrower has complied with and is in compliance with all material terms, covenants and conditions of this Loan Agreement, (y) to Borrower’s knowledge, no Default or Event of Default exists or, if such is not the case, that one or more specified Defaults or Events of Default have occurred, and (z) the representations and warranties contained in this Loan Agreement are true in all material respects with the same effect as though made on the date of such certificate.

5.5 Property DSCR Covenant and Right to Cure. Borrower shall cause each Property to maintain a Property Debt Service Coverage Ratio at all times of not less than 1.15 : 1.0 (the “Minimum Property Debt Service Coverage Ratio”). Lender shall test Borrower’s compliance with the Minimum Property Debt Service Coverage Ratio on a quarterly annualized basis, commencing with the quarter ending June 30, 2021. In the event that Lender reasonably determines that any Property fails to comply with the Minimum Property Debt Service Coverage Ratio as of the end of any quarter, the following provisions shall apply:

(a) If Lender determines that the Minimum Property Debt Service Coverage Ratio is less than 1.15 : 1.00 but is equal to or greater than 1.00 : 1.0, then on or before the tenth (10th) of each calendar month thereafter, commencing with the tenth (10th) day of the second calendar quarter following the end of such non-complying quarter, Borrower shall deposit (or shall cause the applicable Subsidiary Guarantor to deposit) all Excess Cash Flow from the applicable Property for the month just ended into a restricted account established with Lender (the “Excess Cash Flow Account”). The Excess Cash Flow Account shall constitute additional security for the payment and performance of the Obligations. Upon request of Lender, Borrower shall promptly (or shall cause the applicable Subsidiary Guarantor to) (i) execute and deliver to Lender a security agreement and any other documentation that Lender may reasonably request to evidence Lender’s security interest in and to the Excess Cash Flow

Account and (ii) pay or reimburse Lender for all costs and expenses incurred by Lender in connection with the Excess Cash Flow Account and Lender’s security interest therein, including, without limitation, reasonable legal fees and expense. The payment of Excess Cash Flow will be in addition to, and not in lieu of, the regular monthly installment of interest and principal payable under the Notes. At such time as Lender determines that the Property has achieved the Minimum Property Debt Service Coverage Ratio as of the end of any subsequent quarter, and provided that no Default or Event of Default then exists, Lender will release is security interest in the Excess Cash Flow Account and return all funds on deposit therein (net of any outstanding fees) to Borrower.

(b) If Lender determines that the Minimum Property Debt Service Coverage Ratio is less than 1.00 : 1.0, or the Consolidated Debt Service Coverage Ratio is less than 1.50 : 1.0, an Event of Default shall occur (either of such occurrence being known as a “DSCR Event of Default”). Borrower may cure a DSCR Event of Default by (i) prepaying to Lender within ten (10) Business Days from the date of such DSCR Event of Default a portion of the Loan, the amount of which prepayment is sufficient to cure the DSCR Event of Default, (ii) acquiring a letter of credit which has been approved by Lender, or (iii) depositing with Lender, in an escrow account solely pledged to Lender prior to such deposit, cash in an amount sufficient to (i) cure the DSCR Event of Default, or (ii) at the option of Borrower, bring the Minimum Property Debt Service Coverage Ratio up to 1.15 : 1.0 or the Consolidated Debt Service Coverage Ratio up to 1.50 : 1.0, as applicable.

5.6 Financial Covenants. Borrower shall at all times maintain:

(a)	a Net Worth of at least $25,000,000; and

(b)	a Total Debt to Net Worth ratio of less than or equal to 2.00 : 1.00.

Lender shall test Borrower’s compliance with the Net Worth and Total Debt to Net Worth ratio on an annual basis, commencing with the calendar year ending December 31, 2021.

ARTICLE 6.

ADDITIONAL PROHIBITIONS

6.1 Operation and Separateness. Borrower shall, and Borrower shall cause each Subsidiary Guarantor, as applicable (i) not to engage in any business or activity other than the ownership, leasing, syndication of equity or debt financing, management and operation of any Property, (ii) not to enter into any contract or agreement with any Affiliate except (A) on Properties that are used as shopping centers, where the non-investment grade shop space is bifurcated with a ground lease in place with the applicable Subsidiary Guarantor and which non-investment grade shop space shall not be underwritten as Collateral for the Loan or (B) as approved by Lender or upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Affiliate, (iii) not to make any loan or advance to any Person (including any Affiliate) and acquire no obligations or securities of an Affiliate, (iv) not fail to hold itself out to the public as a legal entity separate and distinct from any other Person (including any Affiliate), (v) not fail to conduct business in its own name and shall maintain and utilize separate invoices, and checks, (vi) not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations to the extent available from net operating income generated from any Property, or (vii) not fail to maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain, or identify its individual assets from those of any Affiliate or any other Person.

6.2 Maintain Existence and Qualification. Borrower shall not permit its existence as a limited liability company in good standing under the laws of the state of its organization or formation or permit any Subsidiary Guarantor’s existence as a legal entity in good standing under the laws of the State of its organization or formation or its qualification to transact business in the States in which the applicable Properties are located to lapse or terminate. Borrower shall not permit any amendment to its organizational documents or to the organizational documents of any Subsidiary Guarantor without obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed. Borrower shall not (any shall not permit any Subsidiary Guarantor to) dissolve or liquidate, in whole or in part. Borrower shall not change the location of its chief executive office or the jurisdiction under which it is organized without first giving Lender at least thirty (30) days prior written notice thereof and promptly providing Lender such information as Lender may request in connection therewith.

6.3 General Prohibition. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and the owners of the beneficial interest in Borrower and Borrower’s constituent entities (including the Subsidiary Guarantors) in owning and operating properties such as the Properties in agreeing to make the Loan, and that Lender will continue to rely on Borrower’s or each Subsidiary Guarantor’s, as applicable, ownership of any Property as a means of maintaining the value of the Collateral as security for repayment of the Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should any Obligor default in the repayment of the Obligations, Lender can recover all or a portion of the Obligations by a sale of the Collateral. Except as expressly provided herein, Lender may, at Lender’s option, declare all the Obligations immediately due and payable, and Lender may invoke any rights and remedies permitted by this Loan Agreement and the other Loan Documents, in the event that Borrower, without the prior written consent of Lender, which consent may be granted, denied, or conditioned by Lender in its sole discretion, directly or indirectly sells, conveys, alienates, mortgages, encumbers, pledges, or otherwise transfers the Collateral or any part thereof or any interest therein, or permits the Collateral or any part thereof or any interest therein to be sold, conveyed, alienated, mortgaged, encumbered, pledged or otherwise transferred (in each case, a “Transfer”).

6.4 Anti-Terrorism and Anti-Money Laundering. Borrower shall not violate (and shall not permit any Subsidiary Guarantor to violate) any Anti- Terrorism Laws, or engage in any transaction, investment, undertaking, or activity that conceals the identity, source, or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, or knowingly permit any of its Affiliates to violate these laws or engage in these actions. Borrower shall not use, directly or indirectly, the proceeds of the Loan, or lend, contribute, or otherwise make available such proceeds to any other Person, to fund any activities or business of any Prohibited Person or in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as underwriter, advisor, investor, or otherwise). Borrower shall not act for or on behalf of a Prohibited Person, become associated with a Prohibited Person, or provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. Borrower shall not knowingly permit any direct or indirect beneficial ownership interest in Borrower to be held by or on behalf of a Prohibited Person (including any transfer to a Prohibited Person that constitutes a Permitted Transfer pursuant to Section 6.5(b) hereof). Borrower shall not knowingly enter into a Lease with any Prohibited Person. Borrower shall promptly notify Lender if Borrower has actual knowledge (after commercially reasonable due diligence and inquiry) that any direct or indirect member or beneficial owner of Borrower or any Subsidiary Guarantor is or becomes a Prohibited Person, or is indicted on, or arraigned and held over on, charges involving money laundering or predicate crimes to money laundering. Borrower shall provide information as Lender may require from time to time to permit Lender to satisfy its obligations under Anti-Terrorism Laws.

6.5 Transfer or Further Encumbrance.

(a) Prohibited Transfer. Subject to subsection (b) below, Borrower shall not (and shall not permit any Subsidiary Guarantor to) sell, convey, alienate, assign, mortgage, encumber, pledge, or otherwise transfer the Collateral, or any part thereof or any interest therein, or permit the Collateral or any part thereof or any interest therein to be sold, conveyed, alienated, assigned, mortgaged, encumbered, pledged, or otherwise transferred, whether voluntarily, involuntarily or by operation of law, without the prior written consent of Lender, which consent may be granted, denied, or conditioned by Lender in its sole and absolute discretion (in each instance, a “Prohibited Transfer”). A Prohibited Transfer shall be deemed to include, without limitation, (i) an installment sales agreement wherein any Corporate Loan Party agrees to sell the Collateral or any part thereof for a price to be paid in installments, (ii) any arrangement, directly or indirectly, whereby any Corporate Loan Party shall sell or transfer the Collateral in order that then or thereafter any Corporate Loan Party or any Affiliate shall lease-back such Collateral, (iii) the conversion of any Property (or any portion thereof) into a condominium form of ownership, (iv) an agreement by any Corporate Loan Party leasing all or a substantial part of any Property for other than actual occupancy by a tenant thereunder, or a sale, assignment, or other transfer of, or the grant of a security interest in, such Corporate Loan Party’s right, title and interest in and to the Leases or any rents therefrom, (v) any divestiture of any Corporate Loan Parties title to the Collateral or any interest therein in any manner or way, whether voluntary or involuntary, or any merger, consolidation, dissolution or syndication affecting any Corporate Loan Party, (vi) if any Corporate Loan Party is a corporation, the voluntary or involuntary sale, conveyance, or transfer of any of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions by which an aggregate of more than ten percent (10%) of such corporation’s stock shall be vested in a party or parties who are not now stockholders of such corporation or any change in the control of such corporation directly or indirectly; (vii) if any Corporate Loan Party is a limited or general partnership, joint venture, or limited liability company, the change, removal, resignation, or addition of a general partner, managing partner, managing member, or manager, or the transfer of any partnership or membership interest of any general partner, managing partner, managing member, or manager, or the transfer of any interest of any partner, joint venturer or member (or the transfer of any interest of any person directly or indirectly controlling such partner, joint venturer, or member by operation of law or otherwise); and (vi) if any Corporate Loan Party is a business trust, the change, removal, resignation, or addition of a trustee, or the voluntary or involuntary sale, conveyance, or transfer of any beneficial interest. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare an Event of Default upon the occurrence of a Prohibited Transfer without Lender’s prior written consent or as otherwise expressly permitted herein. This provision shall apply to every Prohibited Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Prohibited Transfer, except for those expressly allowed herein. Any Prohibited Transfer made in contravention of this Section shall be null and void and of no force and effect.

(b) Permitted Transfers. Notwithstanding the provisions of Section 6.5(a) above to the contrary, the following transfers shall not constitute a Prohibited Transfer, subject to any conditions set forth below (each a “Permitted Transfer”):

(i) The Transfer by any member of Borrower or any Subsidiary Guarantor of its membership interest in Borrower or such Subsidiary Guarantor, in whole or in part, to a Person that is owned or controlled by, is under common ownership and control with or owns and controls the original member (unless any such Transfer results in a Change of Control);

(ii) The Transfer constitutes a Permitted Encumbrance at the time such Transfer occurs;

(iii) The sale or disposition of equipment that is worn out, undesirable, obsolete, disused, or unnecessary for use in the operation of any Property upon replacing the same by, or substituting for the same, other equipment not necessarily of the same character, but of at least equal value to Borrower and costing not less than the amount realized from the equipment sold or otherwise disposed of, which shall forth-with become, without further action, subject to the lien and security interest of the Security Documents; and

(iv) The grant of an easement, if prior to the granting of the easement Borrower causes to be submitted to Lender all information required by Lender to evaluate the easement, and if Lender determines that the easement shall not materially affect the operation of any Property or Lender’s interest in any Property and Borrower pays to Lender, on demand, all cost and expenses incurred by Lender in connection with reviewing Borrower’s request.

(v) The Transfer is a Transfer of a Property and each Property Release Condition has been satisfied or complied with to the satisfaction of Lender.

(c) Prohibition Absolute. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon the occurrence of a Transfer without Lender’s prior written consent or as otherwise expressly permitted herein. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer, except for those expressly allowed herein. Any Transfer made in contravention of this Article 5 shall be null and void and of no force and effect.

6.6 ERISA. Borrower shall not engage in (and shall not permit any Subsidiary Guarantor to engage in) any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Loan Agreement or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA. Borrower shall deliver (or shall cause the applicable Subsidiary Guarantor to deliver) to Lender such certifications or other evidence from time to time, as requested by Lender in its sole discretion, that the representations and warranties of Corporate Loan Parties contained in Section 3.9 above are true and correct.

6.7 Additional Prohibited Transactions. Borrower shall not (and shall not permit any Subsidiary Guarantor to), incur any indebtedness, obligations, or liabilities of any kind other than (a) the Loan, (b) the loan from Pacific Western pursuant to that certain Credit Agreement between Borrower and Pacific Western dated January 5, 2021, as amended, restated, supplemented or otherwise modified from time to time (provided, that such loan does not encumber any of the Collateral), and (c) trade payables or accrued expenses incurred in the ordinary course of business of operating any Property. Borrower shall not (and shall not permit any Subsidiary Guarantor to), without the prior written consent of Lender, engage directly or indirectly in any off balance sheet, hedge or derivative transactions, including without limitation, interest rate swaps and interest rate caps.

6.8 Restrictions on Distributions. Borrower shall not (and shall not permit any Subsidiary Guarantor to) make any distributions of cash or property to its members, or otherwise on account of the equity interests in any Corporate Loan Party, whether or not such a distribution is permitted or required under the terms of such Corporate Loan Party’s organizational documents, including, without limitation, the repayment of any loans made to Borrower, the return of capital contributions, distributions upon termination, liquidation, or dissolution of Borrower or any Subsidiary Guarantor (in each case, a “Distribution”). Notwithstanding the foregoing, Borrower may make Distributions to its members from time to time so long as no Event of Default has occurred and is continuing at the time of the proposed Distribution.

ARTICLE 7.

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. The occurrence or existence of any one or more of the following events, whether voluntary, involuntary, or effected by operation of law, shall constitute, after any applicable notice and opportunity to cure as specified below, an “Event of Default” under this Loan Agreement:

(a) Non-Payment of Obligations. The failure of Borrower to pay to Lender the principal of and accrued interest on the Loan when due under this Loan Agreement, whether at stated maturity, acceleration, or otherwise, or the failure of Borrower to pay or reimburse Lender for any other sum due under the terms of this Loan Agreement, any Note, or any other Loan Document;

(b) Voluntary Bankruptcy Proceedings. The filing by any Obligor of a voluntary petition in bankruptcy, or the adjudication of any Obligor as bankrupt or insolvent, or the filing by any Obligor of a petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for such Obligor under any present or future federal, state, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors, or any Obligor seeks or consents to, or acquiesces in, the appointment of any trustee, receiver, or liquidator of such Obligor or of all or any substantial part of such Obligor’s property or of any or all of the rents, revenues, issues, earnings, profits, or income thereof, or any Obligor makes any general assignment for the benefit of creditors or admits in writing an inability to pay such Obligor’s debts generally as they become due;

(c) Involuntary Bankruptcy Proceedings. The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against any Obligor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal, state, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment, or decree remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver, or liquidator for any Obligor or of all or any substantial part of such Obligor’s property or of any or all of the rents, revenues, issues, earnings, profits, or income therefrom, which appointment remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive);

(d) Fraud or Misrepresentation. Any certificate, statement, audit, representation, or warranty, whether written or unwritten, heretofore or hereafter made, published, or furnished (or deemed made, published, or furnished pursuant to the terms of this Loan Agreement or any other Loan Document) by or on behalf of any Obligor pursuant to or in connection with such Obligor, any other Obligor, the Loan, or any Property, or as an inducement to Lender to extend any credit to or to enter into this or any other agreement with Borrower proves to have been false in any material respect at the time as of which such certificate, statement, audit, representation, or warranty was made, published, or furnished to Lender or any Person acting on Lender’s behalf, or proves to have omitted any material fact or substantial contingent or unliquidated liability or claim against any Obligor;

(e) Invalidity of Loan Documents. Any provision of this Loan Agreement or any other Loan Document, or the security title, lien, and security interest purported to be created hereunder or thereunder shall at any time for any reason cease to be valid and binding in accordance with its terms on any Obligor who is a party thereto, or shall be declared to be null and void, and as a result thereof, Lender would be precluded from enforcing any material obligation upon any Obligor or from exercising any material right or remedy provided hereunder or thereunder that would otherwise be available to Lender, or the validity or enforceability of this Loan Agreement or any other Loan Document, or the validity or priority of the security title, lien, and security interest created hereunder or thereunder shall be contested by any Obligor seeking to establish the invalidity or unenforceability hereof or thereof, or any Obligor shall deny that it has any further liability or obligation hereunder or thereunder;

(f) Failure to Comply. The failure of Borrower or the applicable Subsidiary Guarantor to comply with any requirement of any Governmental Authority applicable to any Property within thirty (30) days after written notice of such requirement has been given to Borrower or the applicable Subsidiary Guarantor by such Governmental Authority, except where the failure to comply could not reasonably be expected to have a Material Adverse Change on the conduct of its business;

(g) Leases. The amendment, termination, or cancellation of any Lease without Lender’s prior written consent, or the occurrence of any default on the part of Borrower or the applicable Subsidiary Guarantor under any Lease which is not cured within any applicable cure period set forth in such Lease;

(h) Breach of DSCR Covenant. The failure of Borrower to comply with any of the covenants and conditions set forth in Section 5.5 hereof, or the occurrence of any Event of Default specified in that Section;

(i) Breach of Other Financial Covenants. The failure of Borrower to comply with any of the covenants and conditions set forth in Section 5.6 hereof;

(j) Breach of Prohibition. Any breach or violation of any covenant set forth in Article 6 above;

(k) Dissolution of Obligor. Any Obligor is dissolved, liquidated or terminated, or all or substantially all of the assets of any Obligor are sold or otherwise transferred without Lender’s prior written consent; or

(l) Repudiation by Guarantor. Guarantor repudiates, revokes, or terminates the Guaranty or any other Loan Document to which Guarantor is a party (or such Guarantor’s obligations thereunder) in whole or in part, or Guarantor claims that the Guaranty or any other Loan Document to which Guarantor is a party is ineffective or unenforceable, in whole or in part and for any reason; or

(m) Material Adverse Change. The occurrence of a Material Adverse Change;

(n) Events of Default under Other Loan Document. The occurrence or existence of any “Event of Default” denominated in any Note, the Security Documents, the Guaranty, or any other Loan Document (other than those specified elsewhere in this Section); or

(o) Breach of Other Covenants. The failure of any Obligor to properly and timely perform or observe any other covenant or condition set forth in any of the Loan Documents, except as set forth above, that is not cured within any applicable cure period as set forth herein or therein or, if no cure period is specified therefor, is not cured within thirty (30) days of Lender’s notice to such Obligor thereof, provided that if such failure cannot be cured by the payment of money and cannot otherwise reasonably be cured within such thirty-day period, such cure period shall be extended for a reasonable period of time (not to exceed an additional thirty (30) days) so long as such Obligor promptly commences and diligently pursues such cure and furnishes periodic reports to Lender as to the status of the cure.

7.2 Remedies. Upon the occurrence of any Event of Default, Lender may, at its option and without further notice to or demand upon Borrower or any other Obligor, exercise any or all of the following rights and remedies:

(a) Accelerate Indebtedness. Declare the entire unpaid principal of the Obligations to be, and the same will thereupon become, immediately due and payable, without presentment, protest, or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the event of the occurrence of an Event of Default under Section 7.1(b) or 7.1(c) above, the Obligations shall become immediately due and payable automatically without further action by Lender;

(b) Institute Legal Proceedings. Proceed to protect and enforce its rights by action at law (including, without limitation, bringing suit to reduce any claim to judgment), suit in equity, and other appropriate proceedings, including, without limitation, an action for specific performance of any covenant or condition contained in this Loan Agreement or any other Loan Document;

(c) Apply Funds Held by Lender. Apply any sums then held in escrow or otherwise by or on behalf of Lender in accordance with the terms of this Loan Agreement or any other Loan Document to the payment of the Obligations in such order, priority, and proportions as Lender deems appropriate in its discretion;

(d) Take Possession of the Properties. Take immediate possession of any Property, as well as all other property to which title is held by the applicable Subsidiary Guarantor and do anything in Lender’s sole judgment to fulfill the obligations of Borrower hereunder. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender the lawful attorney-in-fact of Borrower and each Subsidiary Guarantor with full power of substitution in the premises during an ongoing Event of Default to (i) pay all taxes and assessments on such Property when due and to add the amounts of any such payments to the Obligations, (ii) prosecute and defend all actions or proceedings in connection with such Property, and (iii) do any act that Borrower might do in its own behalf relating to such Property, it being understood and agreed that this power of attorney is a power coupled with an interest and cannot be revoked. All reasonable sums expended or advanced by Lender for any of the foregoing purposes, whether or not in excess of the Loan amount, shall be deemed to have been requested by and paid to Borrower, will constitute additional Obligations of Borrower immediately due and payable, shall be evidenced and secured by the Loan Documents, and shall bear interest at the Default Rate retroactive to the date such sums are expended by Lender;

(e) Exercise Setoff Right and Banker’s Lien. Exercise the rights and remedies of setoff and/or banker’s lien against the interest of Borrower in and to every account (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by Borrower for its own account with Lender and any branch, subsidiary, or affiliate of Lender to the extent of the full amount of the Obligations; and

(f) Exercise Other Remedies. Exercise any and all rights and remedies contained in the other Loan Documents and afforded by the laws of the United States, the state in which any Property is located, or any other appropriate jurisdiction as might be available for the collection of debts and enforcement of covenants and conditions such as those contained in this Loan Agreement and the other Loan Documents, all of which rights and remedies shall be cumulative and non-exclusive.

ARTICLE 8.

ADDITIONAL PROVISIONS

8.1 Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release, and hold harmless the Indemnified Parties (defined below) from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, or punitive damages, of whatever kind or nature (including, but not limited to reasonable and documented out-of-pocket attorney’s fees and other costs of defense) (the “Losses”) imposed upon or incurred by or asserted against any Indemnified Party (but excluding Losses to the extent arising out of an Indemnified Party’s gross negligence or willful misconduct) and directly or indirectly arising out of or in any way relating to (i) Lender’s interest in any Property or Lender’s relationship with any Obligor by virtue of Lender’s ownership of the Loan, the Notes, the Mortgages, or any other Loan Document, (ii) any amendment to, or restructuring of, the Loan or any Loan Document; (iii) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of this Loan Agreement, the Mortgages, or any other Loan Document, whether or not suit is filed in connection with same, or in connection with Borrower, Guarantor, and/or any member, partner, joint venturer, or shareholder of Borrower becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding, (iv) any accident, injury to or death of persons, or loss of or damage to property occurring in, on, or about any Property or any part thereof or adjacent parking areas, streets, or ways, (v) any use, non-use, or condition in, on, or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property, or adjacent parking areas, streets, or ways, (vi) any failure on the part of Borrower to perform or be in compliance with any of the terms of this Loan Agreement, any Mortgage, or any other Loan Document, (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Property or any part thereof, (viii) the failure of Borrower to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement or Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with the Loan, or to supply copy thereof in a timely fashion to the recipient of the proceeds of the Loan, (ix) any failure of any Property to be in compliance with any Legal Requirement, (x) the enforcement by any Indemnified Party of the provisions of this Section, (xi) the payment of any commission, charge, or brokerage fee to any Person that might be payable in connection with the funding of the Loan, or (xii) any misrepresentation made by Borrower in this Loan Agreement or in any of the other Loan Documents. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including, without limitation, any intangibles tax, stamp tax, recording tax, or franchise tax) shall be payable by Lender on account of the execution or delivery of this Loan Agreement, or the execution, delivery, issuance, or recording of any other Loan Document, or the creation of any of the Obligations, by reason of any existing or hereafter enacted federal, state, foreign, or local statute, rule, or regulation, Borrower shall pay (or will promptly reimburse Lender for the payment of) all such taxes and will indemnify and hold Lender harmless from and against liability in connection therewith. Any amounts payable to Lender by reason of the application of this Section shall become immediately due and payable and shall bear interest at the Prime Rate from the date loss or damage is sustained by Lender until paid. For purposes of this Section, the term “Indemnified Parties” means Lender and any Person who is or will have been involved in the origination or administration of the Loan, any Person in whose name the encumbrance created by the Mortgages is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to investors or prospective investors who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, members, partners, employees, attorneys, affiliates, subsidiaries, participants, successors, and assigns of any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or any Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation, or acquisition of all or a substantial portion of Lender’s assets and business. The indemnity obligation of Borrower under this Section and any other provision of this Loan Agreement shall survive the payment in full of the Obligations.

8.2 Lender’s Expenses. Without limiting the provisions of Section 8.1 above, if at any time or times prior or subsequent to the date of this Loan Agreement, regardless of whether or not an Event of Default then exists or any of the transactions contemplated hereunder are concluded, Lender employs outside counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses, in connection with (i) the negotiation, preparation, and execution of this Loan Agreement or any other Loan Document, any amendments, waivers, or consents relating to this Loan Agreement or any other Loan Document, and any workout or restructuring relating to the Loan, (ii) the administration of the Loan, this Loan Agreement, or any other Loan Document and the transactions contemplated hereby and thereby, including periodic audits and appraisals performed by Lender (iii) any litigation, contest, dispute, suit, proceeding, or action (whether instituted by Lender, Borrower, or any other Person) in any way relating to the Loan, any Property, this Loan Agreement, any other Loan Documents, or Borrower’s affairs, including, without limitation, any litigation, contest, dispute, suite, proceeding, action relating to the death, legal incompetency, bankruptcy, or insolvency of any Obligor, except to the extent such dispute arises out of Indemnified Party’s gross negligence or willful misconduct (iv) any attempt to enforce any rights or remedies of Lender against Borrower, any Guarantor, or any other Person that might at any time be obligated to Lender by virtue of this Loan Agreement or any other Loan Document, or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate, or otherwise dispose of or realize upon any Property upon the occurrence and continuation of an Event of Default, then, in any such event, the reasonable and documented out-of-pocket attorneys’ fees arising from such services, and all expenses, costs, charges, and other fees of such counsel or of Lender or relating to any of the events or actions described in this Section, shall be payable on demand by Borrower to Lender and shall be additional Obligations hereunder secured by any Property. Without limiting the generality of the foregoing, such expenses, costs, charges, and fees may include attorney, paralegal, and law clerk fees and disbursements (including, without limitation, fees and disbursements at the pre-trial, trial, and appellate levels); the reasonable fees, costs, and expenses of accountants, appraisers, or expert witnesses retained or consulted by Lender; the reasonable costs and expenses incurred by Lender’s loan administration staff, audit staff, and appraisal staff; court costs and expenses; photocopying and duplicating expenses; and court reporter fees, costs and expenses. Borrower acknowledges and agrees that legal counsel to Lender does not represent Borrower as Borrower’s attorney, that Borrower has retained counsel of its own choice and has not and will not rely upon any advice from Lender’s counsel, and that Borrower’s reimbursement of expenses pursuant to this Agreement (even if effected by payment directly by Borrower to Lender’s counsel) shall not be deemed to establish any attorney-client relationship between Borrower and Lender’s counsel.

8.3 No Assignment by Borrower. Neither this Loan Agreement, nor any rights or obligations hereunder, nor any disbursement to be made hereunder, is assignable by Borrower.

8.4 Sale, Assignments, and Participations. Lender may at any time and from time to time, both before or after the occurrence of an Event of Default, sell, assign, or grant participations in all or any portion of its rights and obligations under the Loan Documents, and any such sale, assignment, or participation may be to one or more financial institutions, private investors, or other entities of any type and any nature, irrespective of the financial status of the entity, at Lender’s sole discretion, without any notice or consent from Borrower. Borrower further agrees that Lender may, without any notice to or consent from Borrower, disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lender with respect to (i) any Property and its operation, (ii) any party connected with the Loan (including, without limitation, the Borrower, Guarantor, and any direct or indirect partner or member of Borrower and Guarantor), and (iii) any lending relationship other than the Loan that Lender might have with any party connected with the Loan. In the event of any such sale, assignment, or participation, Lender and the parties to such transaction shall share in the rights and obligations of Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment, or participation, Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrower to each purchaser, assignee, or participant, and upon written request by Lender, Borrower shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment, or participation. Borrower agrees to cooperate with Lender with respect to any such sale, assignment, or participation, including, without limitation, furnishing to Lender such information as Lender might reasonably request regarding any Property, Borrower, Guarantor, and any direct or indirect partner or member of Borrower and Guarantor. The indemnity obligations of Borrower under the Loan Documents shall also apply with respect to any purchaser, assignee, or participant. Notwithstanding the foregoing or anything to the contrary contained herein, provided that no Event of Default then exists, in the event that any such transfer, assignment, sale, or participation occurs, Lender shall retain primary responsibility for the servicing and administration of the Loan.

8.5 Relationship of the Parties. Borrower agrees that its relationship with Lender is solely that of debtor and creditor. Nothing contained in this Loan Agreement or in any other Loan Document shall be deemed to create a partnership, tenancy-in-common, joint tenancy, joint venture, or co-ownership by or between Borrower and Lender, or make Lender the agent or representative of Borrower. Lender shall not be in any way liable or responsible for any debts, losses, obligations, or duties of Borrower with respect to any Property or otherwise, including, without limitation, any debts, obligations, or duties owed at any time to materialmen, contractors, craftsmen, laborers, or others for goods delivered to or services performed by them in relation to any Property, it being understood that no contractual relationship, either expressed or implied, exists between Lender and any materialmen, subcontractors, craftsmen, laborers, or any other person supplying any work, labor, or materials for any Property. Borrower, at all times consistent with the terms and provisions of this Loan Agreement and the other Loan Documents, shall be free to determine and follow its own policies and practices in the conduct of its business.

8.6 Changes in Capital Adequacy Regulation. If Lender reasonably determines that the amount of capital required or expected to be maintained by Lender, or any lending installation of Lender, or any corporation controlling Lender is increased as a result of a Change (as defined below), then, within fifteen (15) days of demand by Lender, Borrower shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that Lender determines is attributable to this Loan Agreement, its outstanding credit exposure or its commitment to make the Loan hereunder (after taking into account Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Loan Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by Lender (or any lending installation) or any corporation controlling Lender. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by Lender for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. Lender’s method of determining any amount payable to Lender under this Section shall be substantially similar to the method used by Lender in implementing similar provisions for similarly situated borrowers and extensions of credit. Lender shall provide to Borrower a statement of the amount and basis of calculation of any such increased cost, reduction in return and/or revenue, which amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.

8.7 Further Assurances. Borrower shall, upon Lender’s request, (i) promptly correct any defect, error or omission in any Loan Document; (ii) execute, acknowledge, deliver, procure, record or file such further instruments and do such further acts as Lender reasonably deems necessary, desirable or proper to carry out the purposes of the Loan Documents and to identify and subject to the liens and security interest of the Loan Documents any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to any Property; (iii) execute, acknowledge, deliver, procure, file or record any document or instrument Lender reasonably deems necessary, desirable, or proper to protect the liens or the security interest under the Loan Documents against the rights or interests of third persons; and (iv) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts deemed necessary, desirable or proper by Lender to comply with the requirements of any agency having jurisdiction over Lender, so long as Borrower shall incur no additional liabilities or obligations and none of the economic or other material terms of the Loan Documents are amended.

8.8 Inducement to Lender. The representations and warranties contained in this Loan Agreement and the other Loan Documents (i) are made to induce Lender to make the Loan and extend any other credit to or for the account of Borrower pursuant hereto, and Lender is relying thereon and will continue to rely thereon, and (ii) shall survive the execution and delivery of this Loan Agreement and any bankruptcy proceedings involving Borrower, or any Property, foreclosure, or conveyance in lieu of foreclosure.

8.9 Commercial Purpose. Borrower warrants that the Loan is being made solely to acquire or carry on a business or commercial enterprise and Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Loan shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan and is made for other than personal, family, household or agricultural purposes.

ARTICLE 9.

DOCUMENT PROTOCOLS

This Loan Agreement and each of the other Loan Documents shall be governed by the following protocols (the “Document Protocols”), unless any Loan Document expressly states that the Document Protocols will not apply to such Loan Document in whole or in part:

9.1 General Rules of Usage. These Document Protocols will apply to such Loan Document as from time to time amended, modified, replaced, restated, extended or supplemented, including by waiver or consent, and to all attachments thereto and all other documents or instruments incorporated therein.

9.2 Notices. All notices, consents, approvals, statements, requests, reports, demands, instruments or other communications to be made, given or furnished pursuant to, under or by virtue of such Loan Document (a “notice”) shall be in writing and shall be deemed given or furnished if addressed to the Person intended to receive the same at the address set forth below under such Person’s signature to this Loan Agreement (or, if such Person is not a party to this Loan Agreement, to any other Loan Document to which such Person is a party) (i) upon receipt when personally delivered, (ii) three (3) Business Days after the same is deposited in the United States mail as first class registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) Business Day after the date of delivery of such notice to a nationwide, reputable commercial courier service, charges prepaid., or (i) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery, United States Mail, or overnight courier service as otherwise provided in this Section). Any party may change the address to which any notice is to be delivered to any other address within the United States of America by furnishing written notice of such change at least fifteen (15) days prior to the effective date of such change to the other parties in the manner set forth above, but no such notice of change shall be effective unless and until received by such other parties. Rejection or refusal to accept, or inability to deliver because of changed address or because no notice of changed address was given, shall be deemed to be receipt of any such notice. Any notice to an entity shall be deemed to be given on the date specified in this Section without regard to when such notice is delivered by the entity to the individual to whose attention it is directed and without regard to the fact that proper delivery may be refused by someone other than the individual to whose attention it is directed. If a notice is received by an entity, the fact that the individual to whose attention it is directed is no longer at such address or associated with such entity will not affect the effectiveness of such notice. Notices may be given on behalf of any party by such party’s attorneys.

9.3 Severability. Whenever possible, each provision of such Loan Document shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of such Loan Document shall be prohibited by or invalid or unenforceable under the applicable law of any jurisdiction with respect to any Person or circumstance, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability, without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provisions in any other jurisdiction or with respect to other Persons or circumstances. To the extent permitted by applicable law, the parties to such Loan Document thereby waive any provision of law that renders any provision thereof prohibited, invalid or unenforceable in any respect.

9.4 Remedies Not Exclusive. No remedy therein conferred upon or reserved to Lender is intended to be exclusive of any other remedy or remedies available to Lender under such Loan Document, at law, in equity or by statute, and each and every such remedy shall be cumulative and in addition to every other remedy given thereunder or now or hereafter existing at law, in equity or by statute.

9.5 Liability. If Borrower or Guarantor consists of more than one Person, the obligations and liabilities of each such Person under such Loan Document shall be joint and several, except as expressly provided to the contrary in such Loan Document.

9.6 Binding Obligations; Covenants Run with the Land. Such Loan Document shall be binding upon Borrower or Guarantor, as the case may be, and the successors, assigns, heirs and personal representatives of Borrower or Guarantor, as the case may be, and will inure to the benefit of Lender and all subsequent holders of such Loan Document and their respective officers, directors, employees, shareholders, agents, successors and assigns. Nothing in such Loan Document, whether express or implied, shall be construed to give any Person (other than the parties thereto and their permitted successors and assigns and as expressly provided therein) any legal or equitable right, remedy or claim under or in respect of such Loan Document or any covenants, conditions or provisions contained therein. If such Loan Document is to be recorded, all of the grants, covenants, terms, provisions, covenants and conditions of such Loan Document will run with the land.

9.7 No Oral Modifications. Such Loan Document, and any of the provisions thereof, cannot be altered, modified, amended, waived, extended, changed, discharged or terminated orally or by any act on the part of Borrower, Guarantor, or Lender, but only by an agreement in writing signed by the party against whom enforcement of any alteration, modification, amendment, waiver, extension, change, discharge or termination is sought. Without limiting the generality of the foregoing, any payment made by Lender for insurance premiums, impositions or any other charges affecting any Property will not constitute a waiver of Borrower’s or any Guarantor’s default in making such payments and will not obligate Lender to make any further payments.

9.8 Entire Agreement. Such Loan Document, together with the other applicable Loan Documents, constitutes the entire agreement of the parties thereto with respect to the subject matter thereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

9.9 Waiver of Acceptance. Borrower and Guarantor hereby waive any acceptance of such Loan Document by Lender in writing, and such Loan Document will immediately be binding upon Borrower or Guarantor, as the case may be.

9.10 Jurisdiction, Court Proceedings. Each of Lender, Borrower, and Guarantor, to the fullest extent permitted by law, hereby knowingly, intentionally, and voluntarily, with and upon the advice of competent counsel, (i) submits to personal, nonexclusive jurisdiction in the State of Georgia with respect to any suit, action, or proceeding by any Person arising from, relating to, or in connection with such Loan Document or the Loan, (ii) agrees that any such suit, action, or proceeding may be brought in any state or federal court of competent jurisdiction sitting in the metropolitan Atlanta, Georgia area, and (iii) submits to the jurisdiction of such courts. Each of Lender, Borrower and Guarantor, to the fullest extent permitted by law, hereby knowingly, intentionally, and voluntarily, with and upon the advice of competent counsel, further agrees that it will not bring any action, suit, or proceeding in any forum other than in the state or federal courts in the metropolitan Atlanta, Georgia area (but nothing herein will affect the right of Lender to bring any action, suit, or proceeding in any other forum, if the enforcement of any judgment is required by applicable law to be taken in any other forum), and irrevocably agrees not to assert any objection which it may ever have to the laying of venue of any such suit, action, or proceeding in any federal or state court in the metropolitan, Atlanta, Georgia area and any claim that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

9.11 Waiver of Counterclaim. Borrower and Guarantor each hereby knowingly waives the right to assert any counterclaim, other than a compulsory or mandatory counterclaim, in any action or proceeding brought against either of them by Lender.

9.12 Waiver of Jury Trial. Borrower, Guarantor, and Lender, to the full extent permitted by law, each hereby knowingly, intentionally, and voluntarily, with and upon the advice of competent counsel, waives, relinquishes, and forever forgoes hereby the right to a trial by jury in any action or proceeding, including, without limitation, any tort action, brought by any of them against the other based upon, arising out of, or in any way relating to or in connection with such Loan Document, the Loan, or any course of conduct, act, omission, course of dealing, statements (whether verbal or written) or actions of any Person (including, without limitation, such Person’s directors, officers, partners, members, employees, agents or attorneys, or any other Persons affiliated with such Person), in connection with the Loan or such Loan Document, including, without limitation, in any counterclaim which Borrower or Guarantor may be permitted to assert thereunder or which may be asserted by Lender against Borrower or Guarantor, whether sounding in contract, tort, or otherwise. This waiver by Borrower and Guarantor of their right to a jury trial is a material inducement for Lender to make the Loan.

9.13 No Waivers by Lender. No delay or omission of Lender in exercising any right or power accruing upon any default under such Loan Document will impair any such right or power or shall be construed to be a waiver of any default under such Loan Document or any acquiescence therein, nor will any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Acceptance of any payment after the occurrence of a default under such Loan Document shall not be deemed to waive or cure such default under such Loan Document; and every power and remedy given by such Loan Document to Lender may be exercised from time to time as often as may be deemed expedient by Lender. Borrower and Guarantor hereby waive any right to require Lender at any time to pursue any remedy in Lender’s power whatsoever.

9.14 Waiver of Notice. Neither Borrower nor Guarantor shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which such Loan Document specifically and expressly provides for the giving of notice by Lender to Borrower or Guarantor, as the case may be, and except with respect to matters for which Borrower or Guarantor, as the case may be, is not, pursuant to applicable legal requirements, permitted to waive the giving of notice. Any provision of such Loan Document which expressly provides for the giving of notice by Lender to Borrower or Guarantor shall be deemed eliminated ab initio if Lender is prevented from giving such notice by bankruptcy or other applicable law.

9.15 Offsets, Counterclaims and Defenses. Any assignee of such Loan Document from Lender or any successor or assignee of Lender will take the same free and clear of all offsets, counterclaims, or defenses that are unrelated to such Loan Document which Borrower or Guarantor may otherwise have against any assignor of such Loan Document, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or Guarantor in any action or proceeding brought by any such assignee upon such Loan Document, and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and Guarantor.

9.16 Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower and Guarantor under such Loan Document.

9.17 Governing Law. Borrower agrees that such Loan Document was negotiated in the State of Georgia and made by Borrower and accepted by Lender in the State of Georgia, and the proceeds of the Loan are to be disbursed by Lender from the State of Georgia, which State has a substantial relationship to Borrower and Lender and to the Loan. Accordingly, such Loan Document and the obligations arising thereunder (including, without limitation, matters of construction, validity and performance) are to be governed by, and construed in accordance with, the laws of the State of Georgia applicable to contracts made and performed in such State (without regard to principles of conflict of laws) and the federal laws of the United States of America in all respects, except that (i) the provisions for the creation, perfection, priority, and enforcement of the liens and security interests created pursuant to the Mortgages and any other Security Documents with respect to any Property (other than that described in clause (ii) below) shall be governed by and construed according to the laws of the State where such Mortgage is recorded, and (ii) with respect to the perfection, priority and enforcement of the liens and security interests created by the Mortgages and the other Security Documents in Property whose perfection and priority is covered by Revised Article 9 of the UCC, the law of the jurisdiction applicable in accordance with Sections 9-301 through 9-307 of the UCC as in effect in the State of Delaware shall govern. To the fullest extent permitted by law, Borrower hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs such Loan Document, except where specifically referenced.

9.18 Discretion of Lender. Wherever pursuant to such Loan Document, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Lender exercised in subjective good faith and shall be final and conclusive, except as may be otherwise specifically provided therein. In addition, Lender will have the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction whenever such consent, approval, acceptance or satisfaction shall be required under such Loan Document, subject to the applicable standard of discretion. Notwithstanding the foregoing, if such Loan Document expressly states that Lender will use its “reasonable” discretion or judgment (or words and phrases of similar import) in making any particular decision to approve or disapprove or to decide that any particular arrangements or terms are satisfactory or not satisfactory to Lender, then in such event (and in only such event) Lender shall exercise the same degree of discretion that a prudent commercial real estate lender would exercise in the same or similar circumstances.

9.19 Counterparts; Electronic Delivery. To facilitate execution, such Loan Document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of such Loan Document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties thereto. Any signature to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. Delivery of an executed counterpart of such Loan Document by telefacsimile or any other form of electronic transmission shall be equally as effective as delivery of an original executed counterpart of such Loan Document. Any party delivering an executed counterpart of such Loan Document by telefacsimile or other electronic means also shall deliver an original executed counterpart of such Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of such Loan Document.

9.20 Exhibits Incorporated; Headings. The information set forth on the cover of such Loan Document, the table of contents, the headings, the schedules and the exhibits annexed thereto, if any, shall be deemed to be incorporated therein as a part thereof with the same effect as if set forth in the body thereof. The headings and captions of the various articles, sections, and paragraphs of such Loan Document are for convenience of reference only and shall not be construed as modifying, defining, or limiting, in any way, the scope or intent of the provisions thereof.

9.21 Interpretation. No provision of such Loan Document will be construed against or interpreted to the disadvantage of any party thereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or dictated such provision.

9.22 Remedies of Borrower and Guarantor. If Borrower or Guarantor, as the case may be, will seek the approval or consent of Lender under such Loan Document, which Loan Document expressly provides that Lender’s approval shall not be unreasonably withheld, and Lender will fail or refuse to give such consent or approval, the burden of proof as to whether or not Lender acted unreasonably shall be upon Borrower or Guarantor, as the case may be, provided Lender has given Borrower a written explanation for the disapproval or lack of consent.

9.23 Release of any Party or Property. Lender may at any time, without releasing or impairing the liability of any Person liable upon or in respect of such Loan Document, release, surrender, substitute, or exchange any Property securing any Note and may at any time release any other Person primarily or secondarily liable for the Obligations.

9.24 Attorneys’ Fees. Wherever it is provided in such Loan Document that Borrower or Guarantor pay any costs and expenses, such costs and expenses will include, without limitation, all reasonable attorneys’, paralegal and law clerk fees and disbursements, including, without limitation, fees and disbursements at the pre-trial, trial and appellate levels, which are actually incurred or paid by Lender at standard billable rates. Notwithstanding anything to the contrary contained in such Loan Document, (i)

“reasonable attorney’s fees” are not, and shall not be, statutory attorneys’ fees under the Official Code of Georgia (“O.C.G.A.”), (ii) if under any circumstances Borrower or Guarantor is required under such Loan Document to pay any or all of Lender’s attorneys’ fees and expenses, Borrower or Guarantor, as the case may be, shall be responsible only for the actual attorneys’ fees and out-of-pocket expenses actually reasonably incurred by Lender at customary hourly rates for the work done, and (iii) neither Borrower nor Lender shall be liable under any circumstances for additional attorneys’ fees or expenses under O.C.G.A. § 13-1-11.

9.25 Method of Payment. All amounts required to be paid by any party to such Loan Document to any other party shall be paid in such freely transferable coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

9.26 True Copy. By executing such Loan Document, Borrower or Guarantor, as the case may be, acknowledges that it has received a true copy of such Loan Document.

[Signatures begin on the next page]

IN WITNESS WHEREOF, Borrower and Lender have executed this Loan Agreement as of the date first above written.

BORROWER:

ExchangeRight Real Estate, LLC
A California limited liability company

By: /S/ DAVID FISHER
Name: David Fisher
Title: Managing Member

(SEAL)

Address for notices:

ExchangeRight Real Estate, LLC 1055 E. Colorado Boulevard, Suite 310
Pasadena, California 91106 Attention: David Fisher Facsimile No.: 877.711.4047

with copy to (which alone shall not constitute notice):

Keating Muething & Klekamp PLL
One East Fourth Street Suite 1400
Cincinnati, OH 45202 Attention: Robert Lesan, Esq. rlesan@kmklaw.com

[signatures continue on following page]

LENDER:

AMERIS BANK,
A Georgia banking corporation

By:	/S/ CHARLES MARKLEY
Name: Charles Markley
Title: Senior Vice President

(SEAL)

Address for notices:
Ameris Bank 3490 Piedmont Road, NE Suite 750
Atlanta, Georgia 30305 Attention: Charles Markley chuck.markley@amerisbank.com with copy to (which alone shall not constitute notice):

Arnall Golden Gregory LLP 171 17th Street NW, Suite 2100
Atlanta, Georgia 30363- 1031 Attn: Steven A. Pepper, Esq.

SCHEDULE I

LIST OF ACQUISITION DATE LOAN DOCUMENTS

1.	A Delayed Draw Term Note for each Property to be acquired on the Acquisition Date;

2.	The Joinder to Guaranty;

3.	The Reimbursement and Contribution Agreement or the Joinder to Reimbursement and Contribution Agreement, as applicable;

4.

A mortgage, deed of trust, deed to secure debt, assignment of leases and rents, security agreement and fixture filing (or other similar security instrument), executed by the applicable Subsidiary Guarantor in favor of Lender;

5.	An assignment of leases and rents executed the applicable Subsidiary Guarantor in favor of Lender;

6.	An assignment of contract documents executed by Borrower and the applicable Subsidiary Guarantor in favor of Lender;

7.	An Environmental Indemnity Agreement executed by Borrower, Individual Guarantor, and the applicable Subsidiary Guarantor in favor of Lender;

8.	An Indemnity Agreement Regarding Handicapped Access Laws executed by Borrower, Individual Guarantor, and the applicable Subsidiary Guarantor in favor of Lender;

9.	An Assignment and Subordination of Asset Management Agreement executed by Borrower or the applicable Subsidiary Guarantor and the applicable Asset Manager in favor of Lender;

10.	An Assignment and Subordination of Property Management Agreement executed by Borrower or the applicable Subsidiary Guarantor and the applicable Property Manager in favor of Lender;

11.	An Affidavit of Ownership, executed by an officer of the applicable Subsidiary Guarantor; and

12.	A UCC-1 financing statement to be filed in the Secretary of State of the state of formation of the applicable Subsidiary Guarantor.

SCHEDULE II

LIST OF CLOSING DATE LOAN DOCUMENTS

1.	This Loan Agreement;

2.	The Notes, including but not limited to

a)	that certain Delayed Draw Term Note of even date herewith executed by Borrower in favor of Lender in the amount of $5,120,000; and

b)	that certain Delayed Draw Term Note of even date herewith executed by Borrower in favor of Lender in the amount of $9,600,000;

3.	The Guaranty;

4.	Post-Closing Agreement of even date herewith by and between Borrower and Lender, if any; and

5.	For the Closing Date Properties:

a)	A mortgage, deed of trust, deed to secure debt, assignment of leases and rents, security agreement and fixture filing (or other similar security instrument);

b)	An assignment of contract documents executed by Borrower and Closing Date Subsidiary Guarantor in favor of Lender;

c)	An Environmental Indemnity Agreement executed by Borrower, each Individual Guarantor and Closing Date Subsidiary Guarantor in favor of Lender;

d)	An Indemnity Agreement Regarding Handicapped Access Laws executed by Borrower, each Individual Guarantor and Closing Date Subsidiary Guarantor in favor of Lender;

e)	An Assignment and Subordination of Asset Management Agreement executed by Borrower or the Closing Date Subsidiary Guarantor and the applicable Asset Manager in favor of Lender;

f)	An Assignment and Subordination of Property Management Agreement executed by Borrower or Closing Date Subsidiary Guarantor and the applicable Property Manager in favor of Lender; and

g)	An Affidavit of Ownership, executed by an officer of Borrower or applicable Subsidiary Guarantor.

SCHEDULE III

CLOSING DATE PROPERTIES

Tenant Name	Property Address
Walgreens	201 Wyoming Avenue Kingston, PA 18704
Giant Eagle	14650 Snow Road Brook Park, OH 44142

EXHIBIT A

[FORM OF] COMPLIANCE CERTIFICATE

Reference is made to that certain on Loan Agreement dated as of May 19, 2021, between EXCHANGERIGHT REAL ESTATE, LLC, a California limited liability company (“Borrower”), and AMERIS BANK, a Georgia banking corporation (“Lender”). Any capitalized term used, but not otherwise defined, in this Compliance Certificate has the meaning assigned to that term in the Loan Agreement.

The undersigned hereby certifies that, as of [quarter ending ], each Property has achieved a Property Debt Service Coverage Ratio as set forth on Schedule A-1 attached hereto.

The undersigned hereby certifies that, as of [quarter ending ], Borrower has achieved a Consolidated Debt Service Coverage Ratio of        : 1.00.

Attached hereto is a true and correct calculation of the Property Debt Service Coverage Ratio for each Property, a true and correct calculation of the Consolidated Debt Service Coverage Ratio (and each component thereof), along with supporting documentation and information. This calculation was done in accordance with the provisions of the Loan Agreement and is certified to be accurate.

The undersigned hereby certifies that, as of the calendar year ending [    ],

(a)	Borrower has a Net Worth of ; and

(b)	Borrower has a Total Debt to Net Worth ratio of : 1.00.

Attached hereto is a true and correct calculation of the Net Worth and Total Debt to Net Worth calculation (and each component thereof), along with supporting documentation and information. This calculation was one in accordance with the provisions of the Guaranty and is certified to be accurate.

EXCHANGERIGHT REAL ESTATE, LLC a California limited liability company

By:
Name:
Title:

SCHEDULE A-1

PROPERTY DEBT SERVICE COVERAGE RATIOS

EXHIBIT B

[FORM OF] DELAYED DRAW TERM NOTE

$[    ]         [        ]

FOR VALUE RECEIVED, the undersigned, EXCHANGERIGHT REAL ESTATE, LLC, a California limited liability company (“Borrower”), hereby promises to pay to AMERIS BANK, a Georgia banking corporation (the “Lender”), or its assigns, at the office of Ameris Bank at 3490 Piedmont Road, NE, Suite 750, Atlanta, Georgia 30305 (i) on the Delayed Draw Term Note Maturity Date (as defined in the Loan Agreement, dated as of May 19, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Borrower and Lender, the aggregate unpaid principal amount of this Delayed Draw Term Note, and (ii) on each date specified in the Loan Agreement prior to this Delayed Draw Term Note Maturity Date, the principal amount of the Delayed Draw Term Loan evidenced by this Delayed Draw Term Note and made to Borrower by Lender pursuant to the Loan Agreement and payable to Lender on such date as specified therein, in each case in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Loan Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender actually incurred.

Upon the occurrence and during the continuance of an Event of Default, Borrower promises to pay interest, on demand, at a rate or rates provided in the Loan Agreement.

All borrowings evidenced by this Delayed Draw Term Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrower to make the payments of principal and interest in accordance with the terms of this Delayed Draw Term Note and the Loan Agreement.

This Delayed Draw Term Note is issued in connection with, and is entitled to the benefits of, and is otherwise subject to the terms of, the Loan Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Loan Agreement, all upon the terms and conditions therein specified.

This Delayed Draw Term Note is a [ ], as defined in the Loan Agreement.

THIS DELAYED DRAW TERM NOTE HAS BEEN EXECUTED UNDER SEAL AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

BORROWER:

EXCHANGERIGHT REAL ESTATE, LLC a California limited liability company

By:	/S/ DAVID FISHER
Name: David Fisher
Title: Managing Member

(SEAL)

EXHIBIT C

[FORM OF] REIMBURSEMENT AND CONTRIBUTION

AGREEMENT

See attached.